SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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XO GROUP INC.
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April 10, 2018

To the Stockholders of XO Group Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of XO Group Inc., to be held at the offices of Proskauer Rose LLP, located at Eleven Times Square, New York, New York 10036, on Thursday, May 24, 2018 at 9:00 a.m.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement, which you are urged to read carefully.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet; if you receive your proxy materials by U.S. mail, by mailing a proxy card; by telephone; or in person at the Annual Meeting. Please review the instructions on the Notice Regarding the Availability of Proxy Materials or on the proxy card regarding your voting options.

We look forward to seeing you at the Annual Meeting.

Sincerely,

David Liu	Michael Zeisser	Michael Steib
Chairman of the Board	Lead Independent Director	Chief Executive Officer
YOUR VOTE IS IMPORTANT

In order to ensure your representation at the Annual Meeting, whether or not you plan to attend the Annual Meeting, please vote your shares as promptly as possible over the Internet at www.proxyvote.com by following the instructions on your Notice Regarding the Availability of Proxy Materials or, if you receive your proxy materials by U.S. mail, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save XO Group Inc. the extra expense associated with additional solicitation. Voting your shares over the Internet or otherwise will not prevent you from attending the Annual Meeting, revoking your proxy, and voting your stock in person.

XO GROUP INC.
195 Broadway, 25th Floor
New York, New York 10007

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 24, 2018

TO THE STOCKHOLDERS OF XO GROUP INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of XO Group Inc. (“XO Group” or the “Company”) will be held at the offices of Proskauer Rose LLP, located at Eleven Times Square, New York, New York 10036, on Thursday, May 24, 2018 at 9:00 a.m. (the “Annual Meeting”) to consider and vote upon the following matters, which are more fully described in the accompanying Proxy Statement:

(1)	Election as directors of the three nominees named in the attached Proxy Statement to the class of directors whose term expires in 2021.
(2)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.
(3)	Advisory vote to approve named executive officer compensation.
(4)	Transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders of record at the close of business on April 2, 2018 (the “Record Date”) will be entitled to vote at the Annual Meeting and at any adjournment or postponement thereof. The stock ledger of XO Group will remain open between May 14, 2018 and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and, while the stock ledger remains open prior thereto, at our offices during regular business hours.

By Order of the Board of Directors

Gillian Munson
Chief Financial Officer, Treasurer and Secretary

April 10, 2018

INTERNET AVAILABILITY

We are taking advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders through the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 13, 2018, we intend to mail a Notice Regarding the Availability of Proxy Materials (the “Notice”) to stockholders of record on the Record Date. If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. Instead, the Notice instructs you on how to access and review all of the important information contained in this Proxy Statement and in our 2017 Annual Report on Form 10-K, as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by following the instructions on the Notice.

XO GROUP INC.

195 Broadway, 25th Floor
New York, New York 10007

PROXY STATEMENT

General

This Proxy Statement is furnished to the holders of common stock, par value $0.01 per share (the “Common Stock”), of XO Group Inc., a Delaware corporation (“XO Group” or the “Company”), in connection with the solicitation by the Board of Directors (the “Board”) of XO Group for use at the annual meeting of stockholders and at any adjournment or postponement of the annual meeting (the “Annual Meeting”). The Annual Meeting will be held at the offices of Proskauer Rose LLP, located at Eleven Times Square, New York, New York 10036, on Thursday, May 24, 2018 at 9:00 a.m. All stockholders of record on April 2, 2018 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. We intend to make this Proxy Statement and the accompanying proxy (the “Proxy”) available to our stockholders or record on or about April 13, 2018.

The mailing address of our principal executive office is 195 Broadway, 25th Floor, New York, New York 10007.

Purpose of Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are listed in the accompanying Notice of Annual Meeting of Stockholders. Each of these proposals is described in more detail in this Proxy Statement. The table below summarizes each proposal specified in the Notice of Annual Meeting of Stockholders, and the required vote and recommendation of the Board as to each such proposal. The required vote and the circumstances under which a Proxy will be voted according to the recommendation of the Board are described in more detail following the table.

Proposal	Description	Required Vote	Board Recommendation
Proposal 1	Election as director of the three nominees named in this Proxy Statement.	Plurality of shares voted	FOR
Proposal 2	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.	Affirmative vote of majority of shares present and entitled to vote	FOR
Proposal 3	Advisory approval of the Company’s named executive officer compensation.	Affirmative vote of majority of shares present and entitled to vote	FOR

Significant 2017 Business Highlights

XO Group delivered healthy financial and operational performance in 2017, with highlights that included the following:

(1)	Adjusted net income represents GAAP net income, adjusted for items that impact comparability, which may include: (1) asset impairment charges, (2) executive separation and other severance charges, (3) impact of U.S. tax reform and non-recurring foreign taxes, interest and penalties, (4) costs related to exit activities, and (5) other items affecting comparability during the period. Please refer to Appendix A to this Proxy Statement for a reconciliation of these measures relative to reported GAAP financial measures.
(2)	Adjusted EBITDA represents GAAP net income from operations adjusted for items that impact comparability, which may include: (1) depreciation and amortization, (2) stock-based compensation expense, (3) asset impairment charges, and (4) other items affecting comparability during the period. Please refer to Appendix A to this Proxy Statement for a reconciliation of these measures relative to reported GAAP financial measures.

Corporate Governance Highlights

We believe that good corporate governance is important to achieve business success and to ensure that we are managed for the long-term benefit of our stockholders. We believe that the following corporate governance policies, guidelines and practices adopted by our Board reflect many current “best practices,” including:

•	Seven out of eight directors are non-employee directors, and six out of eight directors are independent
•	A lead independent director presides over executive sessions of the Board and helps set Board meeting agendas
•	Three standing Board committees comprised solely of independent directors
•	Directors have full and free access to management and, as necessary and appropriate, independent advisors
•	We currently separate the roles of Chairman and Chief Executive Officer
•	We have adopted a plurality plus voting standard for the election of directors
•	An insider trading policy that prohibits executives and directors from hedging, and effective for periods beginning February 21, 2017, pledging XO Group stock
•	Directors and officers are subject to stock ownership guidelines

Please see the section entitled “Our Commitment to Corporate Governance,” beginning on page 7 of this Proxy Statement for additional information about our Corporate Governance practices.

Results of Last Year’s “Say-on-Pay” and “Say-on-Frequency” Votes

At our 2017 Annual Meeting of Stockholders, we conducted our annual non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote. Approximately 96% of the votes cast by stockholders on this proposal were cast in support of the 2016 compensation of our named executive officers. Although this vote is non-binding, the compensation committee of the Board (“Compensation Committee”) and Board carefully consider the results. Given the strong level of support evidenced by last year’s say-on-pay vote, the Compensation Committee determined that our stockholders were generally supportive of our current executive compensation philosophy and program and decided that no significant changes to our executive compensation program were necessary at this time. Nevertheless, the Compensation Committee and Board will continue to monitor the executive compensation program to ensure they continue to align the interests of our executive officers with the interests of our stockholders and adequately address any stockholder concerns that may be expressed in future votes. At our 2017 Annual Meeting of Stockholders, we also conducted our non-binding advisory vote on the frequency of our say-on-pay votes. A majority of our stockholders indicated their preference for an annual say-on-pay vote, consistent with prior years. Our Board subsequently determined that future say-on-pay votes will be held every year until the next vote on the frequency of such advisory votes.

Please see the section entitled “Executive Compensation Discussion & Analysis — Executive Summary” on page 18 of this Proxy Statement for additional information about our executive compensation program and policies.

Voting

On April 2, 2018, the Record Date, there were 25,914,001 shares of Common Stock outstanding held by stockholders of record (excluding shares held in treasury, which are disregarded for purposes of voting). A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and, while the stock transfer books remain open between May 14, 2018 and the date of the Annual Meeting, during regular business hours at our principal executive office at the address specified above. You are entitled to one vote for each share of Common Stock you held on April 2, 2018, which is the Record Date.

There are four ways a stockholder of record can vote:

•	By Internet: You may vote over the Internet at www.proxyvote.com by following the instructions provided in the Notice Regarding the Availability of Proxy Materials (the “Notice”) or, if you receive your proxy materials by U.S. mail, by following the instructions on the proxy card.
•	By Telephone: You may vote by telephone by following the instructions on your proxy card.
•	By Mail: If you receive your proxy materials via U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.
•	In Person: If you are a stockholder of record as of the Record Date, you may vote in person at the Annual Meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

Quorum

The holders of a majority of the shares of the Common Stock issued and outstanding on the Record Date and entitled to vote, present in person or by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present at the Annual Meeting. “Broker non-votes” are shares held by brokers or nominees that are present in person or represented by proxy, but which are not voted because instructions have not been received from the beneficial owner with respect to a particular matter for which the broker or nominee does not have discretionary power to vote.

Required Vote

If a quorum is present, the required vote for each item of business at the Annual Meeting is as follows:

•	Under Proposal 1, directors will be elected by a plurality of the votes cast (meaning that the three director nominees who receive the highest number of shares voted “for” their election are elected). If any nominee for director receives a greater number of shares voted “withheld” than shares voted “for” such election, our Corporate Governance Guidelines, as amended in July 2017, require that such person must tender his or her resignation to the Board within five business days of the certification of the vote for consideration by the Nominating and Corporate Governance Committee and the Board. Any such resignation would be effective only upon its acceptance by the Board. Abstention and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of the nominees. If you own shares through a broker, you must give the broker instructions to vote your shares in the election of directors. Otherwise, your shares will not be voted.

•	Proposals 2 and 3 shall be approved by the affirmative vote of a majority of the shares of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Broker non-votes will have no effect on the outcome of these proposals, and abstentions will have the effect of a “no” vote for purpose of the proposals requiring majority approval.

In no case may stockholders cumulate votes for the election of directors. In addition, under the General Corporation Law of the State of Delaware, stockholders are not entitled to dissenter’s rights with respect to any matter to be considered and voted on at the Annual Meeting, and we will not independently provide stockholders with any such right.

Proposals 1 and 3 are considered non-routine matters and if your shares are held through a broker, bank or other financial institution, we will receive “broker non-votes” on those matters if you do not give the broker or other nominee instructions to vote your shares. Your broker is not permitted to vote on your behalf on these matters unless you provide specific instructions by communicating your voting decisions to your broker, bank or other financial institution before the date of the Annual Meeting.

If the enclosed form of Proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted by the Proxy holders in accordance with the recommendation of the Board as to each matter specified in the accompanying Notice of Annual Meeting of Stockholders, and at the discretion of the Proxy holders as to such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Revocation of Proxies

Any person giving a Proxy has the power to revoke it at any time before it is exercised at the Annual Meeting. It may be revoked by:

•	notifying the Secretary of XO Group in writing before the Annual Meeting of the intention to revoke the Proxy;
•	delivering to the Secretary of XO Group before the Annual Meeting a signed Proxy with a later date but prior to the date of the Annual Meeting;
•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy); or
•	voting again by the Internet or telephone (only the last vote cast by each stockholder of record will be counted), provided that the stockholder does so before 11:59 p.m. Eastern time on the day before the Annual Meeting.

Solicitation

We will bear the entire cost of solicitation. We will reimburse brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others for costs incurred by them in distributing solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of your company. Please review the proxy materials and follow the instructions on the Notice or the proxy card to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in our future.

More Information Is Available

If you have any questions about broker non-votes or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. Additionally, you may contact our Investor Relations Department by sending an e-mail message to IR@xogrp.com or visiting our corporate website at www.xogroupinc.com.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE — ELECTION OF DIRECTORS

General

XO Group’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides for a classified Board consisting of three classes of directors serving staggered three-year terms. These classes are required to be as nearly equal in number as possible. Our Amended and Restated Bylaws (the “Bylaws”) provide for a Board consisting of such number of directors as may be fixed from time to time by resolution of the members of the Board or by our stockholders at an annual meeting of stockholders. Three directors are to be elected at the Annual Meeting for a term expiring at the 2021 Annual Meeting of Stockholders or until a successor has been duly elected and qualified.

The Board consists of eight persons, as follows:

Class I (current term ends upon this Annual Meeting)	Class II (current term ends upon 2019 Annual Meeting)	Class III (current term ends upon 2020 Annual Meeting)
Diane Irvine Barbara Messing Michael Steib	Charles Baker Peter Sachse Michael Zeisser	David Liu Elizabeth Schimel

The term of office for each of the three Class I directors listed above expires at the Annual Meeting. The Board has nominated Diane Irvine, Barbara Messing, and Michael Steib, the current Class I directors, to stand for re-election to the class of directors whose terms expire at the 2021 Annual Meeting of Stockholders or, in each case, until a successor is elected and has qualified. Ms. Irvine, Ms. Messing, and Mr. Steib have each agreed to serve if elected, and management has no reason to believe that they will be unavailable to serve. In the event any of the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any nominee who may be designated by the present Board to fill the vacancy. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them “FOR” the nominees named below.

Board Composition

Our Board plays a critical role in providing objective oversight, guidance and insight to our strategy, business positioning and execution, and we review our Board composition regularly to ensure that the composition of our Board continues to be a key strategic asset for the Company and its stockholders. We believe that our directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. We also endeavor to have a Board that possesses, as a whole, the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business.

The following are the key experiences, qualifications and skills that our directors bring to the Board that are important in light of our business: leadership at the chief executive officer level or other C-level background; experience in the advertising, media and technology industries; finance experience; and sales and marketing experience. Biographical information for our directors is set forth below, including the specific experiences, qualifications and skills considered by the Board in recommending the re-nomination of the directors whose current terms end upon this Annual Meeting, and the continued service of those directors whose current terms end upon the 2019 and 2020 Annual Meetings of Stockholders.

Nominees for Term Ending upon the 2018 Annual Meeting of Stockholders (Class I)

Diane Irvine (59) has served as one of our directors since November 2014. From 2008 to 2011, Ms. Irvine served as Chief Executive Officer of Blue Nile, Inc., the leading online retailer of diamonds and fine jewelry. Ms. Irvine joined Blue Nile as Chief Financial Officer in 1999 and also served on Blue Nile’s board of directors from 2001 to 2011. Prior to Blue Nile, Ms. Irvine was Vice President and Chief Financial Officer of Plum Creek Timber Company, a timberland management and wood products company from 1994 to 1999. From 1981 to

1994, Ms. Irvine served in various capacities, including as a tax partner, at Coopers & Lybrand LLP, an international accounting firm, in Chicago and Seattle. Ms. Irvine currently serves as the Chairperson of the board of directors of Yelp Inc. and also serves on the board of Funko, Inc., a public company whose auditors are Ernst & Young, and the Davidson Companies, and previously (through July 2017) served on the board of Rightside Group, Ltd. Ms. Irvine holds a B.S. in Accounting from Illinois State University; she also holds a M.S. in Taxation and a Doctor of Humane Letters from Golden Gate University. In considering Ms. Irvine for continued service on the Board, the Nominating and Corporate Governance Committee took into account her experience as a former chief executive officer and existing director of a leading online retailer and public company, and extensive experience as an executive of various companies.

Barbara Messing (46) has served as one of our directors since August 2014. Until April 2018, Ms. Messing served as the Chief Marketing Officer for TripAdvisor, the world’s largest travel site. Ms. Messing led all global marketing activities at TripAdvisor, including brand development and experience, customer acquisition and retention, communications, partnerships, search engine marketing and traffic acquisition. Prior to joining TripAdvisor, Ms. Messing spent nine years at Hotwire, where she served in a number of senior leadership roles. Before joining Hotwire, Ms. Messing was at Keen.com and The Travel Channel. In 2014, Ms. Messing was honored in the AWNY Changing the Game awards, and in 2011, she was named a “Brand Genius” by Adweek. Ms. Messing holds a B.A. from Northwestern University and a J.D. from Stanford University. In considering Ms. Messing for continued service on the Board, the Nominating and Corporate Governance Committee took into account her experience as an executive of companies with significant operations and marketing success in the online industry, and deep experience and background in the media industry.

Michael Steib (41) has been our Chief Executive Officer and has served as one of our directors since March 2014. Mr. Steib joined XO Group in July 2013 as President. Prior to joining XO Group, Mr. Steib served as Chief Executive Officer at Vente-Privee USA beginning in 2011. Prior to that position, Mr. Steib served at Google, Inc. as Director, Google TV Ads from January 2007 to September 2009, and Managing Director, Emerging Platforms, from September 2009 to July 2011. From 2001 through 2006, Mr. Steib held positions at NBC Universal/General Electric, where he served as General Manager, Strategic Ventures, and prior to that as Vice President, Business Development. In addition, he previously worked on the development of new media businesses for Walker Digital, LLC, and as a management consultant with McKinsey & Company. Mr. Steib currently serves on the board of Ally Financial Inc., Literacy Partners (as Chair), and the Manhattan Chamber of Commerce. Mr. Steib received a B.A. in Economics from the University of Pennsylvania. In considering Mr. Steib for continued service on the Board, the Nominating and Corporate Governance Committee took into account his provision of a Company perspective in Board discussions about our operations, as well as a deep understanding of the strategies necessary to grow and run our business.

Continuing Directors for Term Ending upon the 2019 Annual Meeting of Stockholders (Class II)

Charles Baker (51) has served as one of our directors since November 2005. Since May 2016, Mr. Baker has served as the Chief Financial Officer of Yelp Inc. From September 2010 through March 2016, Mr. Baker served as Chief Executive Officer and President of ZipRealty, Inc., which was acquired by Realogy Holdings, Inc. in August 2014, and from March 2016 to May 2016, Mr. Baker was a private investor and an advisor to the Chairman and Chief Executive Officer of Realogy Holdings, Inc.. Mr. Baker had previously served as Executive Vice President and Chief Financial Officer of ZipRealty between December 2008 and September 2010. From 2011 until December 2015, Mr. Baker served as a director of HomeAway, Inc., an online vacation rental company, which was acquired by Expedia, Inc. Between June 2007 and December 2008, Mr. Baker was an independent investor. Mr. Baker was the Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc. from March 2005 through June 2007. From 1993 to 2005, Mr. Baker held various positions at Salomon Brothers (subsequently Smith Barney) and was a Managing Director in the Equity Research Department just before joining Monster Worldwide, Inc. Mr. Baker holds the Chartered Financial Analyst designation and is a former Chairman of the Media and Entertainment Analysts of New York Investment Society. Mr. Baker received a B.A. from Yale College. In considering Mr. Baker for continued service on the Board, the Nominating and Corporate Governance Committee took into account his experience as an executive of companies with significant operations in the online industry, as well as his deep financial expertise gained from his prior experience as a chief financial officer and his significant background in the financial industry.

Peter Sachse (60) has served as one of our directors since February 2010. Mr. Sachse also previously served as one of our directors from October 2006 through April 2007, and as an observer to our Board from April 2007 to February 2010. Mr. Sachse served as the Chief Growth Officer of Macy’s, Inc. from February 2016 until January 30, 2017, Chief of Innovation and Business Development of Macy’s, Inc. from February 2015 to February 2016, Chief Stores Officer of Macy’s, Inc. from February 2012 to February 2015, Chief Marketing Officer of Macy’s, Inc. from February 2009 to February 2012 (a title which he also held from June 2003 to May 2007), and President of Macy’s Corporate Marketing from May 2007 to February 2009. Mr. Sachse was also Chairman and Chief Executive Officer of the macys.com division of Macy’s, Inc. from April 2006 to February 2012. Mr. Sachse also previously served as a director of Charitybuzz Inc. through 2017. Prior to serving in these roles, Mr. Sachse was President and Chief Operating Officer of The Bon Marche in Seattle. He began his retail career with Macy’s, Inc. in Kansas City. He also served as Executive Vice President/General Merchandise Manager at Macy’s East and later as Vice Chair/Director of Stores of Macy’s East. Mr. Sachse received a B.B.A. in Finance from the University of Wisconsin. In considering Mr. Sachse for continued service on the Board, the Nominating and Corporate Governance Committee took into account his experience as an executive of companies with significant operations in the online industry, his financial expertise and his extensive experience in the retail industry.

Michael Zeisser (53) has served as one of our directors since July 2013, and as the Lead Independent Director since May 2014. Mr. Zeisser has been Chairman, U.S. Investments, for Alibaba Group since October 2013. From 2003 to 2013, Mr. Zeisser was Senior Vice President of Liberty Interactive Corporation (formerly known as Liberty Media Corporation). Prior to joining Liberty Media in 2003, Mr. Zeisser was a partner at McKinsey & Company in New York, where he co-founded and led McKinsey’s Internet Practice. Mr. Zeisser also serves as a director of Shutterfly, Inc. and Time, Inc., and is currently a member of the Media Advisory Group of the American Association for the Advancement of Science. Mr. Zeisser is a graduate of the University of Strasbourg, France and the J.L. Kellogg Graduate School of Management at Northwestern University. In considering Mr. Zeisser for continued service on the Board, the Nominating and Corporate Governance Committee took into account his experience as an executive of a company with significant operations in the digital media industry and extensive experience in the internet industry.

Continuing Directors for Term Ending upon the 2020 Annual Meeting of Stockholders (Class III)

David Liu (52) cofounded XO Group and has served as Chairman of the Board since our inception in May 1996. Mr. Liu served as our Chief Executive Officer from May 1996 until March 2014, and as President from May 1996 to October 2007 and October 2008 to June 2013. From March 2014 to December 2014, Mr. Liu continued to serve the Company as an executive officer under the title of Co-founder. From January 1993 to May 1996, Mr. Liu served as Director of Production of RunTime Inc., a CD-ROM development firm that he also cofounded with his spouse, Carley Roney, our former Chief Content Officer and cofounder. Before January 1993, Mr. Liu was the Director of Production at VideOvation, a subsidiary of Reader’s Digest. Mr. Liu currently serves on the board of The Knot Investment, Ltd., Venture for America, Museum of Chinese in America and MPA – The Association of Magazine Media. Mr. Liu received a B.F.A. in Film and Television from New York University. In considering Mr. Liu as a nominee for director of the Company, the Nominating and Corporate Governance Committee took into account his extensive knowledge of our operations, as well as his deep understanding of the strategies necessary to run and grow our business.

Elizabeth Schimel (58) has served as one of our directors since August 2012. Since January 2018, Ms. Schimel has been serving as an executive in residence for Comcast Ventures advising on China strategy. Ms. Schimel previously served as Vice President, Condé Nast International and President, Condé Nast China from October 2013 until July of 2017. From June 2011 to October 2013, Ms. Schimel was Executive Vice President and Chief Digital Officer at Meredith National Media Group. From January 2008 to October 2010, Ms. Schimel served as Global Head of Music and Connected Entertainment at Nokia. Ms. Schimel was Senior Vice President, Entertainment, at Comcast Interactive Media from January 2005 to January 2008. Ms. Schimel received a B.A. from the University of Pennsylvania, and an M.B.A. and M.A. in Finance from Wharton Business School. In considering Ms. Schimel as a nominee for director of the Company, the Nominating and Corporate Governance Committee took into account her experience as an executive of companies with significant operations in the online industry, her financial expertise and her rare skill and significant experience in the female-centric media and technology industry.

Our Commitment to Corporate Governance

Overview. The Board has adopted Corporate Governance Guidelines and implemented a number of corporate governance procedures to further strengthen the Board’s capacity to oversee XO Group and to serve the long-term interests of its stockholders. The Corporate Governance Guidelines, as well as charters for the Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee, codes of conduct and other documents setting forth XO Group’s corporate governance practices, can be accessed in the “Investor Relations—Corporate Governance” section of our corporate website at www.xogroupinc.com.

Director Independence. In February 2018, the Board undertook its annual review of director independence. As a result of this review, the Board affirmatively determined that a majority of its directors (Mr. Baker, Ms. Irvine, Ms. Messing, Mr. Sachse, Ms. Schimel and Mr. Zeisser) are independent as defined by Rule 303A.02 of the New York Stock Exchange (“NYSE”) and Rule 10A-3 promulgated by the Securities and Exchange Commission (the “SEC”).

Codes of Conduct. The Board has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Both codes can be accessed in the “Investor Relations—Corporate Governance” section of our corporate website at www.xogroupinc.com, as well as any amendments to, or waivers under, the Code of Ethics for the Chairman, Chief Executive Officer and Senior Financial Officers. Copies may be obtained by writing to XO Group Inc. at 195 Broadway, 25th Floor, New York, New York 10007, Attention: Investor Relations. The purpose of these codes is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by XO Group; and to promote compliance with all applicable rules and regulations that apply to XO Group and its officers, directors and employees.

Board Leadership Structure. The leadership structure of our Board includes a Lead Independent Director since May 2014. The Lead Independent Director is currently Mr. Zeisser. Our non-management Board members meet at regularly scheduled executive sessions without management present in conjunction with each in-person meeting. The Lead Independent Director conducts and presides at these meetings. In addition, the Lead Independent Director may call such meetings of the non-management Board members as he or she deems necessary or appropriate, may also be designated to preside at any Board or stockholder meeting and presides at all Board meetings at which the Chairman of the Board and Chief Executive Officer are not present. Each Board member may place items on the agenda for Board meetings, raise subjects that are not on the agenda for that meeting or request information that has not otherwise been provided to the Board. Additionally, the Lead Independent Director reviews and approves all Board meeting schedules and agendas and consults with the Chairman of the Board and Chief Executive Officer regarding other information sent to the Board in connection with Board Meetings or other Board action. Each Board member has complete and open access to any member of management and to the chairman of each Board committee for the purpose of discussing any matter related to the work of such committee. The Lead Independent Director also serves as a liaison, but not a buffer, between the Chairman of the Board and the Chief Executive Officer and independent Board members. The Lead Independent Director is also available to communicate with stockholders, as appropriate, if requested by such stockholders.

The roles of Chairman of the Board and Chief Executive Officer are currently filled by separate individuals. Mr. Liu, our former Chief Executive Officer, continues to lead the Board as Chairman, and Mr. Steib serves as our Chief Executive Officer, a position he has held since March 2014. While the roles of Chairman of the Board and Chief Executive Officer are currently separated, the Board believes that it should maintain the flexibility to determine which leadership structure best serves the interests of the Company based on the Board’s assessment of the Company’s needs and leadership at a given point in time. Accordingly, our corporate governance guidelines do not preclude the Chief Executive Officer from also serving as Chairman of the Board. Currently, the Board believes that separating the Chairman and Chief Executive Officer roles and empowering a Lead Independent Director with robust authority is the best leadership structure for the Company and will continue to help XO Group better explore its current opportunities. Mr. Steib provides operational and executive leadership. Mr. Liu, as Chairman of the Board, and Mr. Zeisser, as Lead Independent Director, work closely with Mr. Steib and the rest of the Board in support of XO Group’s overall strategic direction and positioning in the market.

The Board reviews our leadership structure periodically. We believe that independent and effective oversight of our business and affairs is maintained through the composition of our Board, the leadership of our independent directors and board committees, and our governance structures and processes currently in place.

Board Role in Risk Oversight. The Board plays a significant role in providing oversight of our management of risk. Senior management has responsibility for the management of risk and reports to the Board regularly with respect to its ongoing enterprise risk management efforts. Because responsibility for the oversight of elements of our enterprise risk management extends to various committees of the Board, the Board has determined that it, rather than any one of its committees, should retain the primary oversight role for risk management. In exercising its oversight of risk management, the Board has delegated to the Audit Committee primary responsibility for the oversight of risk related to our financial statements and processes, and has determined that our internal audit function should report directly to the Audit Committee. The Board has delegated to the Compensation Committee primary responsibility for the oversight of risk related to our compensation policies and practices. The Board has delegated to the Nominating and Corporate Governance Committee primary responsibility for the oversight of risk related to our corporate governance practices. Each committee reports regularly to the Board with respect to such committee’s particular risk oversight responsibilities.

Communicating with the Board of Directors

In order to communicate with the Board as a whole, with non-employee directors or with specified individual directors, correspondence may be directed to XO Group Inc. at 195 Broadway, 25th Floor, New York, New York 10007, Attention: Corporate Secretary. All such correspondence will be forwarded to the appropriate director or group of directors.

Board Meetings and Committees

The Board met eight times in the year ended December 31, 2017, including five regularly scheduled meetings and three special meetings. The Board has a Nominating and Corporate Governance Committee, a Compensation Committee, and an Audit Committee, for which the meetings are described below.

In addition to the meetings of the committees of the Board, our non-employee members of the Board met eight times in executive session in 2017.

Each director on the Board attended at least 75% of the total number of meetings of the Board and committees on which he or she served that were held during the 2017 fiscal year. Our policy on director attendance at annual meetings of stockholders calls for directors to be invited, but they are not required to attend the annual meetings of stockholders. Two directors, Mr. Sachse, who is a member of our Audit Committee, and Mr. Steib, our Chief Executive Officer, attended the 2017 Annual Meeting of Stockholders in person.

The Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee charters can be accessed in the “Investor Relations—Corporate Governance” section of our corporate website at www.xogroupinc.com.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Charles Baker (Financial Expert)	Chairperson		Chairperson
Diane Irvine		Chairperson	
Barbara Messing		Member	
Peter Sachse (Financial Expert)	Member		
Elizabeth Schimel (Financial Expert)	Member		
Michael Zeisser			Member

Chairperson Member Financial Expert

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of Mr. Baker (Chair) and Mr. Zeisser. The Nominating and Corporate Governance Committee met one time in 2017. The Nominating and Corporate Governance Committee reviews and recommends changes to our Corporate Governance Guidelines and selects director nominees to the Board consistent with criteria approved by the Board. This Committee also makes recommendations to the Board concerning the structure and membership of the Board committees and oversees the annual evaluation of the Board and Board committee performance. The Nominating and Corporate Governance Committee also performs other duties and responsibilities as set forth in a charter approved by the Board.

The Nominating and Corporate Governance Committee does not have a formal diversity policy with respect to the identification and recommendation of individuals for membership on the Board. However, in carrying out this responsibility, the Nominating and Corporate Governance Committee values differences in professional experience, educational background, viewpoint and other individual qualities and attributes that will facilitate and enhance the Board’s deliberations and decisions, as well as its oversight of our business and affairs.

In connection with the annual election of directors and at other times throughout the year, the Nominating and Corporate Governance Committee considers whether our Board has the right mix of skills and experience to meet the challenges facing XO Group. The Nominating and Corporate Governance Committee, in consultation with other Board members, has engaged a third-party search firm to advise on any additional Board development.

The Board has also determined that the Nominating and Corporate Governance Committee will consider director candidates that are recommended by stockholders. This Committee will evaluate nominees for director recommended by stockholders in the same manner as nominees recommended by other sources. The general qualifications and specific qualities and skills established by the Board for directors are set forth in Attachment A of our Corporate Governance Guidelines. Stockholders wishing to bring a nomination for a director candidate before a meeting of stockholders must give written notice to XO Group’s Corporate Secretary, pursuant to the procedures set forth in this section under “Communicating with the Board of Directors” and subject to the deadline set forth under the “Deadline for Receipt of Stockholder Proposals” section of this Proxy Statement. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC and our Bylaws. Our Bylaws can be accessed in the “Investor Relations—Corporate Governance” section of our corporate website at www.xogroupinc.com.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Nominating and Corporate Governance Committee concerning the prospective candidate, as well as the Nominating and Corporate Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines, in consultation with other Board members as appropriate, that additional consideration is warranted, it may gather or request a third-party search firm to gather additional information about the prospective nominee’s background and experience. The Nominating and Corporate Governance Committee then evaluates the prospective nominee, taking into account whether the prospective nominee is independent within the meaning of the listing standards of the NYSE and such other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or Compensation Committee expertise, the prospective nominee’s skills and experience, the diversity of the nominee’s skills and experience in areas that are relevant to our businesses and activities, and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Nominating and Corporate Governance Committee and others, as appropriate, conduct interviews in person or by telephone. After completing this process, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board and members of management.

Compensation Committee

The Compensation Committee is currently composed of Ms. Irvine (Chair) and Ms. Messing. The Compensation Committee met nine times in 2017. The Compensation Committee evaluates the performance of our executive officers, establishes and oversees our executive compensation policy, and makes decisions about base pay, incentive pay and any supplemental benefits for the Chief Executive Officer and our other executive officers. The Compensation Committee also reviews and makes recommendations to the Board concerning the compensation of our independent directors and administers our stock incentive plans, which includes, without limitation, approving (and, with respect to our independent directors, recommending) the grant of stock options and restricted stock, the timing of the grants, the price at which options are to be offered and the number of shares for which options and restricted stock are to be granted to our executive officers, directors and other employees. The Compensation Committee also performs other duties and responsibilities as set forth in a charter approved by the Board. Each member of this committee is an independent director under applicable NYSE listing standards, an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934.

From time to time, the Compensation Committee may engage the services of a compensation consultant. The Compensation Committee has the authority to retain, terminate and set the terms of our relationship with any compensation consultant or other outside advisor who assists the Committee in carrying out its responsibilities. In 2016, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its independent compensation consultant to provide advice and recommendations on competitive market practices for executive officers, and to help the Compensation Committee (i) evaluate its compensation philosophy for fiscal year 2017, (ii) review our peer group, (iii) evaluate compensation proposals recommended by management, and (iv) make executive compensation decisions. For fiscal year 2017, consistent with its established compensation philosophy and after considering such advice, the Compensation Committee reviewed and maintained the executive compensation structure previously adopted by the Committee (i.e., long-term incentive compensation to the named executive officers (“NEOs”) through the grant of equity awards, and an executive bonus plan to emphasize financial performance, which provided each NEO with the opportunity to receive a cash bonus, as a percentage of his or her base compensation, based upon the achievement of revenue and EBITDA performance goals).

Audit Committee

The Audit Committee is currently composed of Mr. Baker (Chair), Mr. Sachse and Ms. Schimel. The Audit Committee met five times in 2017. The Audit Committee appoints our independent auditors, subject to ratification by our stockholders, reviews the plan for and the results of the independent audit, approves the fees of our independent auditors, reviews with management and the independent auditors our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between XO Group and its officers, directors and affiliates and performs other duties and responsibilities as set forth in a charter approved by the Board.

Each member of the Nominating and Corporate Governance Committee, Compensation Committee and the Audit Committee is independent, as independence is defined by the listing standards of the NYSE and the applicable rules and regulations of the SEC. The Board has also determined that each member of the Audit Committee is financially literate, as required by NYSE rules, and has accounting or related financial management expertise within the meaning of the applicable NYSE rules. The Board has also determined that Mr. Baker, Mr. Sachse and Ms. Schimel each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. In making this determination, the Board made a qualitative assessment of Mr. Baker’s, Mr. Sachse’s and Ms. Schimel’s level of knowledge and experienced based on a number of factors, including their respective formal education, experience, business acumen and independence.

Vote Required

Directors will be elected by a plurality of the votes cast (meaning that the three director nominees who receive the highest number of shares voted “for” their election are elected). If any nominee for director receives a greater number of shares voted “withheld” than shares voted “for” such election, our Corporate Governance Guidelines, as amended in July 2017, require that such person must tender his or her resignation to the Board within five business days of the certification of the vote for consideration by the Nominating and Corporate Governance Committee and the Board. Any such resignation would be effective only upon its acceptance by the Board. Abstention and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of the nominees. If you own shares through a broker, you must give the broker instructions to vote your shares in the election of directors. Otherwise, your shares will not be voted. Unless otherwise instructed, the Proxy holders will vote each returned Proxy “FOR” the nominees named above.

Recommendation of the Board

The Board recommends a vote “FOR” Diane Irvine, Barbara Messing, and Michael Steib, the three Class II nominees listed above.

PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has reappointed the firm of Ernst & Young LLP, the independent registered public accounting firm for XO Group during the year ended December 31, 2017, to serve in the same capacity for the year ending December 31, 2018, and is asking the stockholders to ratify this appointment. Representatives of the firm of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The appointment of independent auditors is made annually by the Audit Committee and subsequently submitted to the stockholders for ratification. Before making its appointment of Ernst & Young, the Audit Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for XO Group. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Committee has expressed its satisfaction with Ernst & Young in all of these respects.

Fees

Audit Fees

The aggregate fees for professional services rendered for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q and for other attest services, primarily assistance with and review of documents filed with the SEC, were $1,265,100 and $1,169,000 for 2017 and 2016, respectively. Included in the $1,265,100 for 2017 audit fees is $127,114 of amounts that have not been billed to us as of December 31, 2017.

Audit-Related Fees

No audit-related services were rendered during 2017 or 2016.

Tax Fees

No tax compliance, tax consulting and tax planning services were rendered by Ernst & Young during 2017 or 2016.

All Other Fees

The aggregate fees for other services, consisting of the Ernst & Young online accounting reference tool, were $3,000 and $2,168 for 2017 and 2016, respectively. No other services were rendered by Ernst & Young during 2017 and 2016 other than those described above.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services and has considered whether the provision of the services covered by the categories “Tax Fees” and “All Other Fees” are compatible with maintaining the independence of Ernst & Young. The Audit Committee has authorized each of its members to pre-approve audit, audit-related, tax and non-audit services, provided that such approved service is reviewed with the full Audit Committee at its next meeting.

As early as practicable in each year, Ernst & Young provides to the Audit Committee a schedule of the audit and other services that they expect to provide or may provide during the year. The schedule will be specific as to the nature of the proposed services, the proposed fees, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline the proposed services. Upon approval, this schedule will serve as the budget for fees by specific activity or service for the year.

A schedule of additional services proposed to be provided by Ernst & Young or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule will be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in our and our stockholders’ best interests.

Recommendation of the Board

The Board recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP to serve as XO Group’s independent registered public accounting firm for the year ending December 31, 2018.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The charter of the Audit Committee of the Board of Directors specifies that the purpose of the Audit Committee is to assist the Board in its oversight of:

•	the integrity of XO Group’s financial statements;
•	the adequacy of XO Group’s system of internal accounting and financial controls;
•	the appointment, engagement and performance of the independent registered public accounting firm and the evaluation of the independent auditors’ qualifications and independence; and
•	XO Group’s compliance with legal and regulatory requirements.

In discharging its responsibilities, the Audit Committee is not itself responsible for the planning or the performance of audits, or for any determination that XO Group’s financial statements are complete and accurate, or in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of XO Group’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by XO Group. XO Group’s independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing XO Group’s financial statements and for reviewing XO Group’s unaudited interim financial statements.

The members of our Audit Committee during the year ended December 31, 2017 were as follows: Mr. Baker, Mr. Sachse and Ms. Schimel.

The Audit Committee met five times in 2017. Certain of the Audit Committee’s meetings included separate discussions with management and Ernst & Young.

As part of its oversight of XO Group’s financial statements, the Audit Committee reviewed and discussed with both management and Ernst & Young all annual financial statements and quarterly operating results before their issuance. Management represented to the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with Ernst & Young the matters required to be discussed by the statement on Auditing Standards No. 1301, “Communications with Audit Committees”, including the quality of XO Group’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young the critical accounting policies and practices used in the preparation of XO Group’s annual consolidated financial statements and whether there were any audit problems.

The Audit Committee discussed with Ernst & Young that firm’s independence from XO Group and management. The Audit Committee obtained and reviewed the written disclosures and letter pursuant to Rule 3526 of the Public Company Accounting Oversight Board and provided to the Audit Committee by Ernst & Young. The Audit Committee also discussed with Ernst & Young:

•	the firm’s internal quality control procedures;
•	any material issues raised by the most recent internal quality control review (or peer review) of the firm; and
•	all relationships between the firm and XO Group.

The Audit Committee reviewed and pre-approved the fees for services rendered by Ernst & Young for 2017 and considered whether the provision of non-audit services by Ernst & Young in 2017 was compatible with maintaining the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in XO Group’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

The Audit Committee has appointed Ernst & Young as XO Group’s independent registered public accounting firm for the year ending December 31, 2018.

Submitted by the Audit Committee of the Board of Directors of XO Group Inc.:

Charles Baker (Chair)
Peter Sachse
Elizabeth Schimel

PROPOSAL THREE — ADVISORY APPROVAL ON EXECUTIVE COMPENSATION

At the 2017 annual meeting, a majority of our stockholders recommended that an advisory resolution with respect to the Company’s executive compensation program be presented to the Company’s stockholders every year. This advisory recommendation is frequently referred to as “say-on-pay.” The Board adopted the stockholders’ recommendation for the frequency of the “say-on-pay” vote, and accordingly, we are providing our stockholders with the opportunity to give an advisory approval of the fiscal year 2017 compensation of our named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis (“CD&A”), the compensation tables and other narrative executive compensation disclosures.

As more fully described in this Proxy Statement under the heading “Executive and Director Compensation,” the compensation of our named executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term stockholder value and position the Company for long-term growth. Named executive officers are compensated with a combination of cash payments and equity awards designed to reward the achievement of performance targets and motivate our named executive officers to drive the Company’s long-term success.

We believe the mix of cash and equity compensation, the terms of the 2016 Executive Incentive Plan (and previously the 2011 Long-Term Incentive Plan), the terms of the 2017 Stock Incentive Plan (formerly known as the 2009 Stock Incentive Plan), the terms of long-term incentive awards, and the terms of our executives’ offer letters or employment agreements are all designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board believe that the design of the program, and hence the compensation awarded to our named executive officers under the current program, fulfills these objectives.

This Proposal allows our stockholders to give an advisory approval of the decisions of the Compensation Committee on the compensation and benefits provided to our named executive officers as reflected in this Proxy Statement. Your advisory approval will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders, and is consistent with our commitment to high standards of corporate governance.

Based on the above, we request that you indicate that you approve of our executive compensation philosophy and practices, by voting in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the CD&A, the compensation tables, and any related material).

Stockholders are urged to read the CD&A section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

Vote on this Proposal

Although the vote is non-binding, the Board and the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. Broker non-votes (as described in the section entitled “Voting” of this Proxy Statement) are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote.

Recommendation of the Board

The Board recommends a vote “FOR” advisory approval of the resolution set forth above.

 MANAGEMENT

The following table sets forth, as of April 10, 2018, the name, age and position of each of our executive officers.

Name	Age	Position
Michael Steib	41	Chief Executive Officer
Gillian Munson	47	Chief Financial Officer, Treasurer and Secretary
Paul Bascobert	53	President
Nic Di Iorio	58	Chief Technology Officer

Michael Steib has been our Chief Executive Officer since March 2014 and joined XO Group in July 2013 as President. See “Nominees for Term Ending upon the 2018 Annual Meeting of Stockholders (Class I)” above for a discussion of his business experience.

Gillian Munson is our Chief Financial Officer, Treasurer and Secretary, and joined XO Group in November 2013 from Allen & Company LLC, where she was Managing Director leading principal investing and outreach activities with early stage technology-oriented companies. Ms. Munson was also a Vice President, Business Development at Symbol Technologies from March 2003 through July 2007. Prior to joining Symbol Technologies, she was an Executive Director and Senior Equity Analyst at Morgan Stanley, where she covered the mobile, storage and personal computing sectors. Ms. Munson began her career as a Research Associate at Hambrecht & Quist. Ms. Munson currently serves on the board of Sweet Briar College. Ms. Munson received a B.A. in Political Science and Economics from Colorado College.

Paul Bascobert is our President and joined XO Group in September 2016 as President of Local and became President in November 2017. Prior to joining XO Group, Mr. Bascobert had been President of Local at Yodle, Inc. (which was acquired by Web.com Group, Inc. in February 2016) from May 2014, leading a team of sales, client services and marketing professionals. Mr. Bascobert had previously served at Bloomberg L.P. from December 2009 to May 2014, where he held positions of President of Bloomberg BusinessWeek and Chief Operating Officer of Bloomberg Media. Prior to that, Mr. Bascobert served as Chief Marketing Officer of Consumer Media Group of Dow Jones & Company Inc., a division of News Corporation, as Senior Vice President of Operations at the Dow Jones Consumer Media Group, and as an Executive Vice President at Braun Consulting Inc. Prior to joining Braun Consulting Inc., Mr. Bascobert co-founded and served as Vice President and Founding Member of Vertex Partners Inc., and prior to that he held positions with Corporate Decisions Inc., and was a Systems Engineer for General Motors and Whirlpool Corporation. Mr. Bascobert holds a B.S. in Electrical Engineering from Kettering University and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania.

Nic Di Iorio is our Chief Technology Officer and joined XO Group in February 2008. Prior to joining XO Group, Mr. Di Iorio was the co-Founder and Chief Executive Officer of City 24/7 LLC from October 2006 to January 2008 and served as the Chief Technology Officer of the Interpublic Group of Companies (IPG) from October 2003 to June 2006. Before that, Mr. Di Iorio held the dual role of Executive Vice President, Chief Information Officer of the McCann WorldGroup (a wholly-owned subsidiary of IPG) and Chief Executive Officer of Marketing Communications Technologies Inc. (a wholly-owned subsidiary of the McCann WorldGroup), from April 1995 to September 2003. Before joining McCann, Mr. Di Iorio spent four years at Young & Rubicam as Vice President, Information Technology. He also spent ten years in Research and Development organizations at GTE and AT&T Bell Laboratories working on new technologies in the area of distributed systems, data networking, security and telecommunications. Mr. Di Iorio received a B.S. from City College of New York and earned an M.S. from NYU’s Polytechnic School of Engineering.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains our compensation philosophy, policies, and practices with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” and the material factors relevant to an analysis of these policies and decisions with respect to our named executive officers. For fiscal year 2017, our named executive officers, or NEOs, were as follows:

•	Michael Steib, our Chief Executive Officer;
•	Gillian Munson, our Chief Financial Officer, Treasurer and Secretary;
•	Paul Bascobert, our President; and
•	Nic Di Iorio, our Chief Technology Officer.

As further described in the “Board Committees and Meetings” section of this Proxy Statement, the Compensation Committee of the Board (referred to in this discussion as the “Committee”) is responsible for determining the total direct compensation of our executive officers, including base salary, incentive pay, and the grant of stock options and restricted stock awards.

This CD&A contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may potentially differ materially from currently planned programs as summarized in this discussion.

Executive Summary

Company Overview

XO Group was founded in 1996 and our mission is to help people navigate and truly enjoy life’s biggest moments, together.

We believe our position as a market leader in the wedding space, our best-in-class products, our talented team, and an unwavering commitment to continue to improve, puts us in an advantaged position to continue to create more value for our users, partners, and stockholders. In order to capitalize on our opportunity, we are pursuing the following strategy,

•	Focus on our customers’ individual planning experiences: Our 20 year history of serving couples has positioned us well to understand the needs of a large variety of users. From that, we have created a platform that can provide a unique planning experience for every user. By focusing on each couple’s special journey, we will continue to increase engagement between our couples and business partners, providing both with increasing value.
•	Deliver the world’s best local wedding marketplace: Our marketplace products provide our local wedding professionals with marketing services that help them build and grow their businesses. We plan to launch more features that unlock more sales inventory, increase quality leads, and provide our pros with improved marketing opportunities.
•	Increase transaction revenue: We will continue the growth of our transaction revenue by offering industry-leading wedding websites and registry creation and aggregation tools for couples, while making it easy for guests to purchase gifts for the couple. We will also continue to integrate revenue-generating third-party products and services to facilitate our couples’ wedding planning, including invitations, reception decor, hotel room blocks, and more.
•	Manage national online advertising and publishing for profit: We will profitably manage our national online and print businesses through the challenges of industry declines while continuing to look for creative new products to offer our advertising partners
•	Invest for the future while pursuing a measured capital allocation strategy: We operate in an ever-evolving industry. We intend to continue to invest in initiatives that complement our existing business and enhance the experience of our couples, guests, local professionals and partners, which we believe will drive significant results in future years. Our capital allocation strategy is to balance internal investments, strategic investments, mergers and acquisitions, and stock repurchases.

2017 Business Highlights

Highlights of our 2017 company performance include the following:

•	We generated total revenue of $160.6 million, up 6% year-over-year.
•	The revenue growth was led by a 12% increase in local online advertising revenue, which represents 49% of total revenue, and a 19% increase in transactions revenue, which represents 17% of total revenue.
•	Partially offsetting our revenue increases are publishing and other revenue declines of 12% and national online advertising declines of 4% from the prior year-end period, respectively.
•	Our product performance led to strong user engagement across our platforms, driving more users to our site to engage with our growing number of local vendors and with our partners.
•	Across all of our sites, we attracted an average of over 20 million monthly unique visitors.[1]
•	We ended the year with over 27,000 paying local vendors, a 24% year-over-year increase and retention rate of 80%.
•	We posted GAAP net income of $5.5 million and delivered total Adjusted EBITDA[2] dollars of $29.0 million or 18% of revenue.
•	We ended the year with $106.1 million in cash and cash equivalents and no debt.
•	We continued to execute our capital allocation strategy of balancing, internal investments, responsible mergers and acquisitions, and share repurchases.
○	During the year investments were made in local sales and service capability and G&A to support the business;
○	We continued to deepen connections between couples and guests with the acquisition of Veri for $3.5 million in cash consideration; and
○	We repurchased $13.3 million of shares of Common Stock as part of our share repurchase program.

2017 Compensation Highlights

Highlights of our executive compensation program during 2017 include:

•	For 2017, the base salaries increased slightly for our NEOs, based on the considerations described under the heading “Elements of Executive Compensation” below.
•	We reviewed our executive compensation structure adopted by the Committee in 2016, which was designed with the input of Frederic W. Cook & Co., Inc. (“F.W. Cook”), an independent outside compensation consultant engaged by the Committee, and determined that the structure remained appropriate for 2017.
•	In 2017, we took the following actions with respect to our executive compensation plan:
○	Determined that the peer group recommended in 2016 continued to fall within a reasonable range (both above and below XO Group) of comparative factors such as annual revenue and market capitalization;
1	YTD 12/31/17 average monthly Unique Visitor Source: comScore Multi Platform.
2	Adjusted EBITDA represents GAAP income from operations adjusted for items that impact comparability, which may include: (1) depreciation and amortization, (2) stock-based compensation expense, (3) asset impairment charges, and (4) other items affecting comparability during the period.

○	Maintained a plan to provide long-term incentive compensation to the NEOs through the grant of equity awards, reflecting the Committee’s continued belief that equity should be a substantial portion of each NEO’s compensation package;
○	Awarded 60% of long-term incentive compensation as stock options, which the Compensation Committee believes constitute performance-based compensation;
○	Maintained our view that our long-term compensation package as performance-driven compensation because stock options deliver value only when our stock price increases thereby aligning the interests of our executives with those of our stockholders; and
○	Maintained an executive cash bonus plan to emphasize financial performance as follows;
•	Maintained a cash bonus plan to provide each NEO with the opportunity to receive a cash bonus, as a percentage of base compensation, based upon the achievement of revenue and EBITDA performance goals for fiscal year 2017;
•	Maintained the performance metrics in our cash bonus plan to encourage an increased focus on revenue growth, by maintaining Revenue as adjusted performance attainment to 75% of the cash bonus weighting, and EBITDA as adjusted performance attainment to 25% of the cash bonus weighting; and
•	Increased the upper limit of performance attainment payout for Revenue as adjusted in order to motivate our NEOs to strive for extraordinary performance in revenue growth without undue risk taking.
•	In 2017, we additionally granted Mr. Steib long-term incentive awards equal to approximately $2.0 million because of (i) his multi-year leadership, during which we exited underperforming businesses while focusing on the businesses that could achieve opportunities and our strategic transformation, and (ii) other factors to ensure retention and continued motivation toward achieving our long-term strategy and building future value.
•	We conducted an advisory vote on executive compensation, commonly referred to as a “say-on-pay” vote, at our 2017 Annual Meeting of Stockholders, which was approved by approximately 96% of the votes affirmatively cast at the meeting.

The following charts illustrate the fiscal year 2017 pay mix of our chief executive officer and the average pay mix of our other NEOs as a group. For purposes of the charts, the 2017 base salary is annualized and the bonus is based on the dollar value of the target bonus under the 2017 Executive Bonus Plan (as defined below). The amounts calculated and represented in the charts below do not reflect the actual amounts awarded to our NEOs under the 2017 Executive Bonus Plan for fiscal year 2017. The long-term equity incentive percentages are calculated using the grant date fair value of the stock options (captioned as “Option Awards” in the charts below), restricted stock (captioned as “RS Awards”) and performance restricted stock (at the target number of shares subject to such award) (captioned as “Performance RS Awards”), computed in accordance with Topic 718 of the Financial Accounting Standards Board (“ASC Topic 718”). The charts do not account for payments we make for health and life insurance benefits, or 401(k) matching contributions, as those amounts are relatively small and are generally available to all of our other salaried employees.

Philosophy and Objectives of Our Compensation Program

Philosophy. Our executive compensation program emphasizes teamwork and long-term value creation through a philosophy of tying a meaningful portion of compensation to the long-term value of our business and establishing responsible pay practices that have a reasonable cost structure and do not encourage unnecessary or excessive risk taking. We strive to establish effective compensation programs that create an environment that allows us to attract and retain top quality management, motivate our executives to contribute to the growth and profitability of our business, foster leadership and our company culture, and align the interests of our executives and our stockholders.

Objectives. Our executive compensation program is designed to achieve a number of objectives:

•	Attract and Retain. Provide competitive total compensation opportunities that enable us to attract and retain NEOs who possess the experience and skills to manage our growth and lead us to our next stage of development and ensure our continued success;
•	Align Interests with Stockholders. Align the interests of our executive officers with those of our stockholders by establishing rewards linked to the creation of long-term value for our stockholders;
•	Motivate Performance. Motivate our NEOs to perform and reward achievement of our annual and long-term financial objectives by awarding a balance of cash and equity compensation for consistent achievement (and over-achievement) against such company-based financial objectives; and
•	Cultivate Leadership. Promote teamwork to find and create synergies that foster the growth and profitability of our business while also recognizing the role that each executive officer plays in our success.

Important Features of our Executive Compensation Program

We believe that the compensation paid to executive officers should closely align their interests with the interests of our stockholders. In developing our executive compensation policies and practices, we also strive to implement and maintain sound governance standards consistent with our philosophy. The Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals and the market in which we compete for executive talent with a view to attract, retain and motivate such talent. The Committee designs our executive compensation programs to promote the achievement of measurable financial, operational and strategic goals and to align the interests of our executives and our stockholders by establishing rewards linked to the creation of long-term value for our stockholders.

Below we summarize those executive compensation practices we have implemented to help drive executive performance, as well as practices we have chosen not to implement because we believe such practices do not support our stockholders’ long-term interests:

What We Do
✔	Independent Committee — The Committee is comprised solely of independent directors and regularly meets in executive session without management.	✔
Offer Both Performance-Based Equity and Cash Incentives — The compensation packages offered to our executive officers consist of a combination of base salary, equity-based awards and annual cash incentive bonuses, which we believe incentivizes our executive officers to achieve performance results that deliver both short-term and long-term stockholder value.

✔
Emphasize Pay-for-Performance — All of our NEOs participate in our annual performance-based cash incentive bonus plan, which compensates our executive officers for our achievement of financial, operational and strategic goals, thereby aligning our executive incentives with our performance and the creation
✔
Mix of Performance-Based Equity Awards — We grant a mix of stock options and restricted stock as it provides retention value and creates proper incentives for the executive officers by encouraging the creation of stockholder value. We awarded 60% of long-term incentive compensation as stock options, which we view

What We Do

of stockholder value. Additionally, we granted our NEOs stock options, which we view as performance-based compensation. On this basis, we view at least half of our CEO and CFO’s target total direct compensation opportunity consisted of performance-based compensation in 2017.

as performance-driven compensation, because stock options deliver value only when our stock price increases. Accordingly, the Committee believes these equity awards are performance-based and directly align our NEOs with our stockholders.

✔
Annual Executive Compensation Review — The Committee conducts an annual review and approval of our compensation program, including a review of our compensation peer group used for comparative purposes.
✔
Emphasis on Variable Compensation — Our executive compensation is weighted toward at-risk, performance-based compensation in the form of an incentive bonus opportunity that is based on the achievement of specified financial results and financial, strategic and operational objectives, and long-term equity incentive grants in the form of restricted stock and option awards.

✔
Offer Letters and “At Will” Employment — Although we typically sign a standard agreement with each of our executive officers upon hire, all of our executive officers are “at will” employees. and these agreements do not provide for guaranteed annual equity grants (except for grants of shares of performance-based restricted stock to our Chief Executive Officer through the end of fiscal year 2016 as further described herein), guaranteed increases to salaries, or guaranteed annual incentive bonuses;
	✔	Multi-Year Vesting Requirements — Time-based equity awards granted to our NEOs vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.

✔
Use of “Double-Trigger” Change in Control Provisions — All change in control payments and benefits, including equity awards granted to our NEOs contain a “double trigger” payment provision (that is, they require both a change in control of the Company and an involuntary termination of employment to receive accelerated vesting).
✔
Recoupment (“Clawback”) Policy — The incentive-based cash compensation paid to our executive officers under our annual cash incentive bonus plan is subject to an executive compensation recovery, or “clawback,” policy which requires the reimbursement of excess compensation in the event that we are required to prepare an accounting restatement due to the fraud or misconduct of any of our executive officers.

✔
Equity Ownership Guidelines — All of our Section 16 executive officers are required to, by the later of April 2020 or within five years from the date of his/her hire or promotion, own shares of our Common Stock having an aggregate value at least equal to: (i) three times the base salary for our CEO, (ii) two times the base salary for our CFO and (iii) one times the base salary for all other executive officers.
✔
Engage an Independent Compensation Consultant — The Committee has retained a compensation consultant to serve as its independent advisor. The compensation consultant reports directly to the Committee and provides competitive market data and additional information needed for the Committee from time to time to make informed compensation decisions.

What We Do
✔
Annual “Say-on-Pay” Vote — We conduct our “say-on-pay” vote on an annual basis to allow our stockholders to provide us with their direct input on our compensation policies, practices, and program as disclosed in our proxy statement each year. This year, as part of our proposal on the frequency of our say-on-pay vote, we are also recommending that the annual say-on-pay vote continues.
✔
Avoid Undue Risk-taking — Our compensation policies and practices are designed to discourage our executive officers from taking on or creating risks that are reasonably likely to have a material adverse effect on us, which is regularly reviewed by the Committee.

What We Don’t Do
✘	No Repricing of Stock Options — Since our initial public offering in 1999, we do not reprice our stock options and would not do so without stockholder approval.	✘	No Excessive Severance Pay — We do not pay excessive severance amounts to our executive officers in the event they are terminated.

✘
No Hedging or Pledging — We prohibit our executive officers, directors and employees from engaging in margin, hedging, and effective for periods beginning February 21, 2017, pledging or other similar transactions in our securities.
✘
No Retirement Plans — We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our NEOs other than the plans available to all employees.

✘	No Excise Tax Gross-Ups — We do not provide our executive officers with excise tax gross-ups.	✘
No Excessive Perquisites — We do not typically provide any special executive perquisites. As our Committee deems appropriate, we occasionally pay relocation expenses when we hire key employees. We also provide some minimal perquisites that we broadly provide to all of our full-time regular employees.

✘
No Dividends or Dividend Equivalents on Unvested Equity — We do not pay out dividends or dividend equivalents on unvested equity awards and, instead, subject them to vesting requirements applicable to the underlying equity award.
		✘	No Special Health or Welfare Benefits — Our NEOs participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

Compensation Setting Process

Role of the Committee

The Committee is comprised solely of independent directors and is responsible for establishing, overseeing and administering our executive compensation program, in all cases, consistent with our philosophies and objectives. The Committee regularly consults with and reports to our full Board on its deliberations and actions. For our non-Chief Executive Officer named executive officers, the Committee also consults with our Chief Executive Officer when reviewing and adjusting compensation for such executives.

The Committee reviews on an annual basis our executive compensation program, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and has the authority to establish and implement any modifications or new plans or programs.

The Committee relies upon its judgment in making compensation decisions, after reviewing the Company’s performance and carefully evaluating each executive’s performance against established goals, leadership qualities, operational performance, business responsibilities, career with XO Group, current compensation arrangements and long-term potential to enhance stockholder value.

Role of Management

In carrying out its responsibilities, the Committee works closely with members of our management team, including our Chief Executive Officer. Historically, our management team has assisted the Committee by providing information on the Company and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Typically, our Chief Executive Officer has made recommendations to the Committee regarding the compensation of our employees, including our named executive officers (except with respect to his own compensation), and attends that portion of the Committee meetings in which compensation matters are discussed (except he recuses himself from that portion of Committee meetings with respect to discussions involving his own compensation).

While our Committee has solicited and reviewed our Chief Executive Officer’s recommendations and proposals with respect to compensation-related matters, it has only used these recommendations and proposals as one factor in making compensation decisions for our employees, including our named executive officers. No executive officer participated directly in the final determinations of the Committee regarding the amount of any component of his or her own 2017 compensation package.

Role of Compensation Consultant

The Committee has the power to engage independent advisors to assist it in carrying out its responsibilities. In 2016, in connection with its 2017 executive compensation decisions, the Committee engaged F.W. Cook as its independent compensation consultant, to: (i) evaluate its compensation philosophy for fiscal year 2017, (ii) review our peer group, (iii) evaluate compensation proposals recommended by management, and (iv) make executive compensation decisions. We paid for the cost of the services provided by F.W. Cook; however, this consultant reported directly to the Committee and not to management with respect to executive compensation matters. The Committee retains the authority to direct, terminate, or continue the services of the compensation consultants that it engages. In 2017, the Committee analyzed whether the work of F.W. Cook as a compensation consultant raised any conflict of interest, taking into consideration applicable independence factors under SEC rules. Based on these factors, the Committee determined that there were no conflicts of interest with respect to F.W. Cook providing services to the Committee.

Use of Competitive Data

The Committee annually reviews and analyzes total direct compensation for our NEOs, taking into account relevant competitive data and market practices. As part of its process, the Committee reviews executive compensation elements for a select group of publicly traded Internet and media companies with operating characteristics and market capitalization similar to XO Group, as well as industry leaders. We compile this information from proxy statements and other public reports filed by these companies. The Committee believes this information provides a reasonable indication of the market for executive services in which we compete.

For fiscal year 2017, the Committee reviewed and updated the peer group it selected in 2016, based on F.W. Cook’s recommendations. When determining the appropriateness of the peer group, the Committee considered various factors, including peers within the Company’s GICS Industry (Internet Software & Services) or similar industries and fall within a reasonable range (both above and below XO Group) of comparative factors such as annual revenue and market capitalization. Changes to the peer group were driven largely by the acquisition and de-listing of a number of entities included in the 2016 peer group as well as the identification of replacement companies to include in the peer group meeting the criteria set forth above.

Our fiscal year 2017 peer group was as follows:

Angie’s List	DHI Group	Travelzoo
Autobytel	Etsy	TrueCar
Bankrate	Marchex	WebMD Health
Blucora	Shutterstock
Care.com	Stamps.com
Demand Media	TechTarget

The Committee intends to review our peer group at least annually and make adjustments to its composition as necessary to reflect appropriately the market in which we compete for talented leaders.

Elements of Executive Compensation

Executive officers are compensated with a combination of cash payments and equity awards designed to reward recent results and motivate long-term performance. We do not set apportionment goals for each form of compensation. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with XO Group. The primary elements of the compensation packages for our executive officers currently include the following:

Element of Compensation	Purpose		How It is Determined or Linked to Performance
Base Salary	•	Designed to attract, retain and motivate executives over time	•	Based on experience, personal performance, median salary levels for similar positions and responsibility in comparable companies
	•	Set at level that should comprise a low percentage of total compensation	•	Reviewed annually to account for the Company’s performance and outlook for individual’s ability to impact long term performance
Annual Cash Incentive Bonus	•	To attract, retain and motivate executives over time, while also aligning leaders with our annual financial and operational goals	•	Links compensation to performance as awards are variable and determined after the Company’s fiscal year results are determined and individual performance is reviewed.
	•	To reward achievement of the Company’s annual financial and operational goals, as well as personal performance	•	Key metrics for 2017 were Revenue as adjusted and EBITDA as adjusted
Long-Term Incentives	•	Aligns interest of each executive officer with the Company’s stockholders	•	Set based on peer comparison, prior year performance and outlook for contribution to long term performance
	•	Provides significant incentive to manage the Company from the perspective of an owner	•	Increases in value tied to stockholder interests
	•	Designed as the largest element of compensation for executive officers	•	Weighting of 60% options, 40% restricted shares ties compensation to creating long-term stockholder value
	•	Vesting schedule designed for retention value	•	Heavier weight of options further underlines desire to increase long-term stockholder value through Company performance
Other Compensation	•	To allow executive officers to participate in other employee benefit plans	•	May participate on same basis as all other Company employees
			•	We do not currently maintain any retirement plans or plans that provide for deferral of compensation other than our 401(k) savings plan.

Base Salary

The base salary for each executive officer is determined on the basis of a number of factors: experience, personal performance, the median salary levels in effect for similar positions within the comparison group of companies and internal base salary comparability considerations. The weight given to each of these factors may differ from individual to individual as the Committee deems appropriate. Base salaries are generally reviewed on an annual basis, with adjustments made effective in the first quarter in accordance with the factors indicated above. In addition, in reviewing annual adjustments, the Committee takes into account XO Group’s performance in the year then ended. For fiscal year 2017, the base salaries increased slightly from fiscal year 2016 for each of our executive officers other than Paul Bascobert (whose base salary did not change), on the basis of their overall personal performance (which the Committee determined had been superior), a review of salary levels in effect for similar positions within the comparison group of companies, and a determination that their contributions would be critical to the future performance of XO Group and therefore that their satisfaction with their base salary compared to market levels was an important element in maintaining the appropriate motivation to continue such level of performance.

Annual Cash Incentive Bonus

2017 Executive Bonus Plan. In 2011, the Committee adopted, and our stockholders approved, the 2011 Long-Term Incentive Plan (“LTIP”), pursuant to which, for periods between 2011 and 2016, our executive officers and other employees may receive compensatory awards based on the achievement of specified performance goals related to the performance of the Company and/or its affiliates. In 2016, the Committee adopted, and our stockholders approved, the 2016 Executive Incentive Plan (the “EIP”) pursuant to which, for periods beginning in 2016, our executive officers and other employees may receive compensatory awards based on the achievement of specified performance goals related to the performance of the Company and/or its affiliates. In March 2017, the Committee approved a bonus program for fiscal year 2017 under the EIP (the “2017 Executive Bonus Plan”).

Bonus Target. Under the 2017 Executive Bonus Plan, each participant, including each of our named executive officers, was eligible to earn a cash incentive bonus based on the target bonus percentage of annual base salary, as determined by the Committee. In March 2017, the Committee reviewed each named executive officer’s target bonus award as a percent of base salary and established a target percent for fiscal year 2017 (as set forth in the table below) for each named executive officer. In establishing such target percentages, the Committee desired to set an amount that would link a meaningful portion of each executive officer’s total compensation to the achievement of pre-determined performance goals and, thereby, link compensation to the performance of the Company.

Executive Officer	Target Bonus %	2017 Annual Base Salary	Target Bonus Opportunity
Michael Steib	100%	$515,000	$515,000
Gillian Munson	50%	$412,000	$206,000
Paul Bascobert	50%	$400,000	$200,000
Nic Di Iorio	50%	$371,315	$185,658

Description of 2017 Executive Bonus Plan. A named executive officer’s entitlement to a bonus under the 2017 Executive Bonus Plan is contingent upon the achievement of pre-determined performance goals for the period January 1, 2017 to December 31, 2017 (the “2017 Performance Period”). For the 2017 Performance Period, the Committee established two performance goals – Revenue and EBITDA, in each case, as adjusted. The Committee elected to use Revenue as adjusted, and EBITDA as adjusted, for the 2017 Performance Period because the Committee determined based on an evaluation of past performance metrics that Revenue and EBITDA, in each case, as adjusted, would be the best metrics to align the bonuses paid to the named executive officers with metrics that drive the value of the Company.

A participant’s bonus under the 2017 Executive Bonus Plan is calculated based on the following formula:

•	“Corporate Performance %” means the sum of (x) 75% multiplied by the Revenue Achievement % plus (y) 25% multiplied by the EBITDA Achievement %.
•	“Target Bonus %” means the target percentage specified for each participant in the above table.
•	“Award Factor %” has the meaning set forth under the heading “Achievement of 2017 Executive Bonus Plan” below.
•	“Base Salary” means the participant’s base salary as of March 1, 2017.

•	“Revenue as adjusted” is revenue as determined under U.S. GAAP and reported in the Company’s publicly filed financial statements for the Performance Period, adjusted as described in Appendix A to this Proxy Statement.
•	“EBITDA as adjusted” is earnings before interest, taxes, depreciation and amortization for the Performance Period, adjusted as described in Appendix A to this Proxy Statement.
•	“Revenue Achievement %” means the percentage achieved against the performance goal based on the below table; provided that it shall be 0% until achievement of at least the Base level goal and achievement between Base, Target and Maximum shall be determined based on linear interpolation between the percentages listed below; provided further, that such percentage will be capped at 200%.
Level	Goal	Percentage of Bonus Achievement
Base	$145,437,061	50%
Target	$161,596,734	100%
Maximum	$185,836,244	200%

For 2017, the Compensation Committee maintained Base, Target and Maximum level goals in order to motivate our NEOs to strive for extraordinary performance in revenue growth without undue risk taking.

•	“EBITDA Achievement %” means the percentage achieved against the performance goal based on the below table; provided that it shall be 0% until achievement of at least the Base level goal and achievement between Base, Target and Maximum shall be determined based on linear interpolation between the percentages listed below; provided further, that such percentage will be capped at 150%.
Level	Goal	Percentage of Bonus Achievement
Base	$19,361,446	50%
Target	$24,201,808	100%
Maximum	$29,042,170	150%

Achievement of 2017 Executive Bonus Plan. In 2018, our Committee met and reviewed the results of the achievement against the financial goals established for fiscal year 2017. The following sets forth the results:

Performance Goal	Actual Result	Achievement Percentage	Weighting Percentage	Corporate Performance Percentage
Revenue as adjusted	$158,562,408	90.6%	75%	68%
EBITDA as adjusted	$21,189,184	69%	25%	17%
Total Corporate Performance Percentage				85%

Once the total Corporate Performance Percentage was determined, the Committee evaluated individual performance and set the individual modifier (the “Award Factor”) for each of the named executive officers based on the Committee’s determination of the performance of each named executive officer against annual qualitative goals set forth at the beginning of the year, subject to the overall bonus pool equal to 85% of target for the participants in the 2017 Executive Bonus Plan, and the individual maximum bonus amount of 150% of target for any named executive officer participating in the 2017 Executive Bonus Plan.

The resulting cash bonuses awarded to our named executive officers under the 2017 Executive Bonus Plan are set forth below:

Named Executive Officer	Fiscal Year 2017 Cash Bonus	% Payout to Target(1)
Michael Steib	$416,736	81%
Gillian Munson	$175,468	85%
Paul Bascobert	$173,764	87%
Nic Di Iorio	$158,140	85%
(1)	Assumes Target achievement of 100% of the Revenue as adjusted and EBITDA as adjusted financial goals described above, and an Award Factor at 100%.

Long-Term Incentives — Equity Incentive Plan Awards

Our long-term incentive compensation has historically been provided through grants of stock options and restricted stock under our stock incentive plan. In 2017, stock options accounted for 60% and restricted stock grants accounted for 40% of the fair value awarded as long-term equity to our NEOs. The Committee has reviewed and considered, with input from F.W. Cook, the mix and form of equity incentive awards and believes that providing a mix of stock options and restricted stock has retention value and creates proper incentives for the executive officers by encouraging the creation of stockholder value. Option grants allow the executive to acquire shares of our Common Stock at a fixed price per share, which is the closing market price of our Common Stock on the date of grant, during the term of the option. Historically, our option grants have had 10-year terms, although options granted in 2007 and 2013 to certain executive officers had 5-year terms. Each option generally becomes exercisable in installments over a period of four years from the grant date. Restricted stock is issued to executives at par value ($0.01 per share) and generally vests in installments over a period of four years from the grant date (except that shares of restricted stock granted in 2015 for performance in fiscal year 2014 vested over three years). Accordingly, the restricted stock grant will provide a return to the executive officer only if the executive officer remains employed during the vesting period. The value of the restricted stock to the executive increases as the market price of our Common Stock increases, but because no specific amount of market price appreciation is necessary for a return to be provided to the executive, the number of shares underlying our restricted stock grants is lower relative to the number of shares underlying our stock option grants.

We believe that granting stock options supports our pay-for-performance philosophy by aligning our executive officers’ and stockholders’ interests. If our stock price does not rise, the options have no value. In addition to promoting alignment of executive officers’ and stockholders’ interests, the four-year vesting schedule of our options ensures that our executives are appropriately focused on the Company’s long-term strategic goals. This vesting schedule also operates as a retention tool.

The Committee considers several factors when determining to grant equity awards to an executive officer, including long-term incentive compensation awarded within the comparison group of companies, the retention value of outstanding equity awards held by the executive, the executive’s performance during the prior year, the executive’s expected contribution to our long-term performance and the retention value of the award. All stock-based awards to executive officers are approved by the Committee, and grants are made on or following the date of the Committee approval. The Committee also approves any stock-based grants in connection with the hiring of an executive officer.

In March 2017, the Committee granted options and restricted stock to our NEOs in the amount of shares of Common Stock set forth in the following table:

Executive Officer	Number of Stock Options	Number of Restricted Stock Awards
Michael Steib	176,682	45,584
Gillian Munson	88,341	22,792
Paul Bascobert	53,005	13,675
Nic Di Iorio	30,919	7,977

The shares of restricted stock and stock options granted each vest as follows: ¼ of the shares subject to the award vest on the 1-year anniversary of the grant, and 1/16th of the total original number of options or stock subject to the award vest each quarterly anniversary thereafter, subject to continued service through each vesting date.

Executive Severance and Change-In-Control Agreements

Our executive officers have offer letters or employment agreements with us which are terminable at any time. Under the agreements for each executive officer, if an executive is terminated by us “without cause” or resigns for “good reason,” the executive is entitled to a lump sum payment equivalent to one year’s salary plus continuation of all benefits associated with the executive’s employment during the one year following termination, except for COBRA payments which Mr. Bascobert would be responsible for paying.

In addition to the above, Mr. Steib’s lump sum payment will be increased to two years’ salary if he terminates his employment as a result of (1) a material diminution in his duties as set forth in his employment agreement, (2) a breach of the provision of his employment agreement setting forth Mr. Steib’s general powers and duties of supervision and management of XO Group’s business, or (3) a change in XO Group’s reporting structure whereby, after June 30, 2014, any one or more of XO Group’s non-CEO executive officers do not report directly to Mr. Steib or his designee.

The terms “without cause” and “good reason” as defined in each executive’s offer letter or employment agreement are summarized below.

•	“Without cause” under the offer letters or employment agreements for our executive officers generally means a termination of the executive’s employment other than for death, disability or “cause” or any resignation by the executive other than for “good reason.”
•	“Cause” under the offer letters or employment agreements for our executive officers generally means (1) the executive’s failure to perform the principal elements of his or her duties, which failure is not cured within 20 days following written notice, (2) the executive’s conviction of, or plea of nolo contendere to, a felony or any other crime involving dishonesty, fraud, or moral turpitude, (3) the executive’s gross negligence or willful misconduct in connection with the performance of his or her duties and responsibilities, (4) the executive’s failure to comply with rules and policies governing employee conduct or Board directives, or (5) the executive’s breach of any non-disclosure, non-solicitation, non-competition or other restrictive covenant obligations.
•	“Good reason” under the offer letters or employment agreements for our executive officers generally means (1) a reduction of base salary, (2) the relocation of the executive’s principal place of business outside of New York City (although note that the amendments to the agreements with Mr. Steib and Ms. Munson, in each case, entered into in April 2014, revised this trigger to instead require a more than 20 mile relocation from their principal place of business, and Mr. Bascobert’s offer letter requires at least a 35 mile relocation), or (3) the material diminution of the executive’s responsibilities or authority, any reduction of the executive’s title or a change of the executive’s reporting structure. “Good reason” under Mr. Steib’s agreement also includes a material breach of his agreement by XO Group, the material and repeated interference by the Board with the discharge of his duties and responsibilities at any time following a change-in-control transaction. “Good reason” under Mr. Steib’s and Ms. Munson’s agreements further includes a material reduction in their annual bonus or long-term incentive opportunity, and “Good reason” under Mr. Steib’s agreement further includes (1) any diminution of his title, (2) a material diminution of his duties, authorities or responsibilities as set forth in his employment agreement or any breach of the provision of his employment agreement setting forth Mr. Steib’s general powers and duties of supervision and management of XO Group’s business, and (3) a change in XO Group’s reporting structure whereby, after June 30, 2014, any one or more of XO Group’s non-CEO executive officers do not report directly to Mr. Steib or his designee.

Upon voluntary termination (unless for “good reason” as described above), termination for cause, death or disability, each of our executive officers would receive benefits available generally to all our employees, including distributions from the 401(k) plan, disability benefits, if applicable, and accrued vacation pay, if applicable. With the exception of termination for cause, vested stock options held by each executive officer would remain exercisable for periods also available generally to our employees. Upon termination for cause, all outstanding stock options held by our executive officers would be cancelled immediately and all unvested shares of restricted Common Stock would be forfeited.

The unvested equity awards granted to each of the named executive officers in fiscal years 2015 through 2017 fully vest and become exercisable, if applicable, if either the Company terminates the named executive officer’s employment without cause or the named executive officer resigns for good reason, in each case, upon the consummation of, or at any time following, a change-in-control of the Company. Additionally, if the successor to the Company or any affiliate of such successor does not agree to assume, substitute or otherwise continue the equity awards held by the named executive officers at the time of a change-in-control, then 100% of the then unvested shares subject to such awards, as applicable, shall fully vest and, if applicable, become exercisable immediately prior to, and contingent upon, the consummation of such change in control.

For additional information regarding estimates of amounts payable in connection with executive severance or a change-in-control, see the “Potential Payments upon Termination or Change-in-Control” tables.

Retirement and Other Benefits

We maintain a tax-qualified Section 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions, not to exceed the applicable statutory income tax limitation (which was $18,000 in 2017). In 2017, we provided a matching contribution equal to 25% of the first 4% of a participant’s salary deferrals. Our contributions to the accounts of our named executive officers are shown in the All Other Compensation column of the Summary Compensation Table below. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our named executive officers include Company-funded group life insurance, group medical plans and medical and dependent care flexible spending accounts available to salaried employees generally, and participation in an employee stock purchase plan available to employees generally.

Except as described herein, we generally do not provide perquisites or other personal benefits to our named executive officers. Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites in limited circumstances, such as where we believe they are appropriate to assist our executives in the performance of their duties, to make our executives more efficient and effective, and/or for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Committee.

While we intend to continue to maintain our current benefits for our named executive officers, we have discretion to revise, amend, or add to them. We believe these benefits and perquisites are at competitive levels for comparable companies.

Stock Ownership Guidelines

The Board believes that our executive officers and certain other members of our leadership team should own and hold our Common Stock to further align their interests with the interests of our stockholders and to further promote our commitment to sound corporate governance. Therefore, in April 2015, the Committee adopted the minimum stock ownership guidelines that require each of our executive officers, and certain other members of our leadership team as identified by our Compensation Committee, to own Common Stock equal to a multiple of his or her annual base salary as follows: three times base salary in the case of our Chief Executive Officer, two times base salary in the case of our Chief Financial Officer, and one time base salary in the case of all others. Each person has until the later of April 2020 or five years from the date that the person is appointed and subject to these guidelines to attain and maintain such ownership levels. The Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances. Under the guidelines, the value of a share shall be measured as the greater of the then-current market price or the closing price of a share of the Common Stock on the acquisition date.

Recoupment (“Clawback”) Policy and Other Potential Impact from Executive Misconduct

If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoer as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of our financial results, seeking reimbursement of any portion of cash or equity performance-based or incentive compensation paid or rewarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Policy on Stock Trading and Hedging and Pledging

We have in place a pre-clearance process for all trades in our securities which all executive officers and other insiders must follow. Executive officers and other insiders are also prohibited from short-selling our

Common Stock or engaging in hedging, and effective for periods beginning February 21, 2017, pledging transactions involving traded options, warrants, stock appreciation rights or similar rights whose value is derived from the value of our Common Stock. This prohibition includes, but is not limited to, trading in XO Group-based put and call option contracts, derivatives transactions in straddles, and the like.

Tax and Accounting Considerations

In determining executive compensation, the Committee also considers, among other factors, the possible tax consequences to us and to our executives, accounting consequences to us and the impact of certain arrangements on stockholder dilution. However, to maintain maximum flexibility in designing compensation programs, the Committee, while considering these items as factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to have a particular tax or accounting result, to be deductible by the Company, or to achieve a specific level of stockholder dilution.

Section 162(m) of the Code limits the amount that a public company may deduct from federal income taxes for remuneration paid to certain named executive officers to $1.0 million per executive per year, subject to an exception for qualified, performance-based compensation that was eliminated by the recent tax reform legislation under the Tax Cuts and Jobs Act (the “TCJA”) for tax years beginning on our after January 1, 2018. The TCJA also expanded the scope of “covered employees” whose compensation may be subject to this deduction limit by, among other things, including the Chief Financial Officer. For 2017 and prior years, while the Committee was mindful of the benefit to us of the full deductibility of compensation, the Committee believed that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. In light of the repeal of the performance-based exception to Section 162(m), the Committee expects in the future to grant compensation, including compensation tied to performance, that may not be deductible by us for federal income tax purposes. We intend to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders.

Sections 280G and 4999 of the Code provide that executive officers, persons who hold significant equity interests and certain other highly-compensated service providers may be subject to an excise tax if they receive payments or benefits in connection with a change-in-control of XO Group that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Further, Section 409A of the Code imposes certain additional taxes on service providers who enter into certain deferred compensation arrangements that do not comply with the requirements of Section 409A of the Code. We do not have any agreements to pay any named executive officer, a “gross-up” or other reimbursement payment for any tax liability that he or she might owe, including as a result of the application of Code Sections 280G, 4999 or 409A.

Impact of Last Year’s Say-On-Pay Vote

At last year’s Annual Meeting, we conducted our annual non-binding advisory vote on the compensation of our named executive officers, commonly known as a “say-on-pay” vote. Approximately 96% of the votes cast by our stockholders on this proposal were cast in support of the 2017 compensation of our named executive officers. Although the vote is non-binding, the Committee carefully considered the results of the 2017 say-on-pay vote. Given the strong level of stockholder support, the Committee determined that our stockholders were generally supportive of our current executive compensation philosophy and program and decided that no significant changes were necessary at this time. Nevertheless, the Committee will continue to monitor the executive compensation program to ensure they continue to align the interests of our executive officers with the interests of our stockholders and will consider the views of our stockholders in connection with our program.

At our 2017 annual meeting, a majority of our stockholders indicated their preference for an annual say-on-pay vote. Our Board subsequently determined that future say-on-pay votes will be held every year until the next vote on the frequency of such advisory votes.

Compensation Committee Report

The Compensation Committee of the Board of Directors has furnished the following report:

The Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Committee has recommended to the Board that the

CD&A be included in our Proxy Statement for the 2018 Annual Meeting of Stockholders and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Submitted by the Compensation Committee of the Board of Directors of XO Group Inc.:

Diane Irvine (Chair)
Barbara Messing

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report shall not be deemed to be incorporated by reference into any such filings, unless we specifically incorporate these reports by reference in some other filed document.

Relationship between Compensation Plans and Risk

We believe that XO Group’s compensation programs, either individually or in the aggregate, do not encourage executives or employees to undertake unnecessary or excessive risks that are reasonably likely to have a material adverse effect on us. We note the following mitigating factors:

•	The Committee reviews and approves the performance goals for our annual bonus programs, from 2011-2016, under the LTIP and in 2016 and 2017, the EIP. These goals typically are objective financial goals which the Committee believes are appropriately correlated with stockholder value. We also provide limits on the maximum bonuses that may be paid;
•	The use of equity awards fosters executive retention and aligns our executives’ interests with those of our stockholders; and
•	Our compensation policies and programs are designed to encourage employees to remain focused on both short-term and long-term performance goals through the use of performance-based bonuses, which focus on annual and/or quarterly performance goals, and equity awards, which typically vest over a number of years and therefore encourage employees to focus on the long-term success of XO Group.

Summary Compensation Table

The following table sets forth information with respect to the compensation of the following executive officers of XO Group for services rendered in all capacities to us for the years ended December 31, 2017, 2016, and 2015. In this Proxy Statement, we refer to these individuals as our NEOs. This group includes our Chief Executive Officer, our Chief Financial Officer, and the two most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) for the year ended December 31, 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(3)	Total ($)
Michael Steib Chief Executive Officer	2017	512,500	—	799,999	1,199,494	416,736	(4)	2,700	2,931,429
	2016	500,000	—	1,294,182	1,198,717	448,990	(5)	2,650	3,444,538
	2015	500,000	—	820,129	670,763	641,559	(6)	2,650	2,635,101

Gillian Munson Chief Financial Officer	2017	410,000	—	400,000	599,747	175,468	(4)	2,700	1,587,915
	2016	400,000	—	399,755	599,358	221,370	(5)	2,650	1,623,133
	2015	350,000	—	187,396	419,226	224,546	(6)	2,650	1,183,818

Paul Bascobert President	2017	400,000	—	239,996	359,850	173,764	(4)	2,700	1,176,311
	2016	127,459	109,618	384,200	355,650	57,049	(5)	750	1,024,922
	2015	—	—	—	—	—		—	—

Nic Di Iorio Chief Technology Officer	2017	369,500	—	139,996	209,909	158,140	(4)	2,700	880,245
	2016	360,500	—	139,906	209,777	145,717	(5)	2,650	858,550
	2015	350,000	—	104,945	234,767	224,546	(6)	754	915,012
(1)	The amount for Mr. Bascobert for 2016 represents the contractual signing bonus in the amount of $100,000 he received in conjunction with the commencement of his employment with the Company plus the incremental bonus above the payout that would have been paid to Mr. Bascobert had he been eligible to receive a bonus under the Company’s 2016 Executive Bonus Plan.
(2)	For Mr. Bascobert, the 2016 amounts represent the aggregate grant date fair value of inducement equity grants made in accordance with the commencement of his employment with the Company in 2016 pursuant to the terms of his offer letter. The remaining amounts for the named executive officers represent the aggregate grant date fair value of service-based restricted stock awards made in 2014, 2015 or 2016, including, with respect to Mr. Steib, the performance-based restricted stock awards made in 2014, 2015 or 2016. With respect to Mr. Steib’s, 2016 performance-based restricted stock awards, 31,250 shares of performance-based restricted stock were awarded in March 2016, of which 28,125 shares vested in 2017, and 3,125 were forfeited. The amounts are computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC Topic 718, and in accordance with SEC rules. For the assumptions used to determine the grant date fair values, see our Annual Report on Form 10-K for the year ended December 31, 2016.
(3)	Amounts represent the value of 401(k) matching contributions.
(4)	Amounts represent bonuses earned in 2017 under the 2016 Executive Incentive Plan, but paid in cash during 2018.
(5)	Amounts represent bonuses earned in 2016 under the 2016 Executive Incentive Plan, but paid in cash during 2017. For Mr. Bascobert, the amount represents the amount that would have been paid to Mr. Bascobert had he been eligible to receive a bonus under the Company’s 2016 Executive Bonus Plan.
(6)	Amounts represent bonuses earned in 2015 under the Company’s 2015 executive bonus plan adopted in accordance with the 2011 Long Term Incentive Plan, but paid in cash during 2016.

Grants of Plan-Based Awards in 2017

The following table sets forth information concerning awards under our equity and non-equity incentive plans granted to each of the Named Executive Officers in 2017, including performance-based awards.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards	All Other Option Awards:	Exercise or Base Price of Option Awards ($/Sh)	Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock & Option Awards ($)
			Base ($)	Target ($)	Maximum ($)	Base (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)(2)	Number of Securities Underlying Options (#)(2)
Michael Steib			128,750	515,000	1,448,438
	3/6/2017	3/6/2017				—	—	—	45,584	176,682	17.55	17.55	1,999,493
Gillian Munson			51,500	206,000	579,375
	3/6/2017	3/6/2017				—	—	—	22,792	88,341	17.55	17.55	999,747
Paul Bascobert			50,000	200,000	562,500
	3/6/2017	3/6/2017				—	—	—	13,675	53,005	17.55	17.55	599,847
Nic Di Iorio			46,414	185,658	522,162
	3/6/2017	3/6/2017				—	—	—	7,977	30,919	17.55	17.55	349,905
(1)	Amounts represent the threshold, target and maximum awards that could be earned by the executive officer under the Company’s 2017 Executive Bonus Plan (adopted in accordance with the 2016 Executive Incentive Plan). Awards are based on a combination of our performance as measured by revenue, operating expense and other goals set forth above under “Annual Cash Incentive Bonus”.
(2)	25% of each award in these columns will vest on the first anniversary of the grant date, and the remaining 75% vest thereafter in equal quarterly installments, in each case, subject to continued service through each vesting date.

Outstanding Equity Awards at December 31, 2017

The following table sets forth information concerning outstanding equity awards for each of the NEOs at December 31, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Michael Steib	100,000	—	12.97	9/27/2018
	54,503	24,774	16.66	3/11/2025
	84,984	109,266	15.84	3/7/2026
	—	176,682	17.55	3/6/2027	91,963	1,697,637
Gillian Munson	34,064	15,484	16.66	3/11/2025
	42,492	54,633	15.84	3/7/2026
	—	88,341	17.55	3/6/2027	47,397	874,949
Paul Bascobert	15,625	34,375	19.22	9/7/2026
	—	53,005	17.55	3/6/2027	28,675	529,341
Nic Di Iorio	19,076	8,671	16.66	3/11/2025
	14,872	19,122	15.84	3/7/2026
	—	30,919	17.55	3/6/2027	21,825	402,890
(1)	For Mr. Steib’s options to purchase 100,000 shares of Common Stock awarded in September 2013 in accordance with Mr. Steib’s employment agreement, the expiration date is the 5th anniversary of the date the option was granted. For all other options shown, the expiration date is the 10th anniversary of the date the options were granted.
(2)	Calculated by multiplying the number of restricted shares of Common Stock by the closing price per share of our Common Stock reported on the New York Stock Exchange on December 29, 2017 ($18.46).

Option Exercises and Stock Vested in 2017

The following table sets forth information concerning the number of shares acquired and the value realized by the NEOs as a result of restricted stock vesting in 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael Steib	—	—	98,314	1,761,087
Gillian Munson	—	—	51,994	972,543
Paul Bascobert	—	—	5,000	93,700
Nic Di Iorio	—	—	22,349	391,995
(1)	Value realized on exercise is based on the market value of our Common Stock on the date of exercise (closing price) less the exercise price, multiplied by the number of shares underlying the exercised options.
(2)	Value realized on vesting is based on the market value of our Common Stock on the date of vesting (closing price), multiplied by the number of restricted shares.

Potential Payments upon Termination or Change-in-Control

As described above under the heading “Compensation Discussion and Analysis,” upon voluntary termination, termination for cause, death or disability, each of our NEOs would receive benefits available generally to all our employees. The tables below describe and quantify additional compensation that would have become payable to the NEOs in connection with an involuntary termination of their employment or a change-in-control of XO Group on December 31, 2017. Where applicable, the amounts payable assume a $18.46 fair value of our Common Stock (the closing price of our Common Stock on December 29, 2017, the last trading day in 2017).

Involuntary Termination

Name	Salary-Based Payments ($)	Health, Group Life Insurance and Related Benefits ($)	Total ($)
Michael Steib(1)	515,000	15,513	530,513
Gillian Munson(1)	412,000	1,514	413,514
Paul Bascobert(1)	400,000	18,710	418,710
Nic Di Iorio(1)	371,315	16,457	387,772
(1)	Severance consists of an amount equal to one year of base salary in the amount in effect at the time of termination payable in a lump sum at termination and receipt of all benefits (other than vesting of equity awards) during the one year period following termination.

Change-In-Control

	Accelerated Vesting(1)
Name	Stock Options ($)(2)	Restricted Stock ($)(3)	Total ($)
Michael Steib	1,361,414	1,697,692	3,059,107
Gillian Munson	424,044	874,967	1,299,011
Paul Bascobert	48,235	529,341	577,575
Nic Di Iorio	167,145	402,908	570,053
(1)	As described above under the heading “Compensation Discussion and Analysis,” certain unvested restricted stock and options would be subject to accelerated vesting if either the Company terminates the named executive officer’s employment without cause or the named executive officer resigns for good reason, in each case, upon the consummation of, or at any time following, a change-in-control of the Company, or the successor does not assume (or substitute replacement equity for) such equity grants following the consummation of the change-in-control.

(2)	Amounts represent the excess of the market value of our Common Stock on December 31, 2016 over the exercise price of the options, as shown in the above “Outstanding Equity Awards at December 31, 2017” table in the “Option Exercise Price” column, multiplied by the number of shares underlying the options subject to accelerated vesting as described above and under the heading “Compensation Discussion and Analysis, on the assumption that either such named executive officer would be terminated in connection with the change-in-control or the successor would not assume (or substitute replacement equity for) such options following the consummation of the change-in-control.
(3)	Amounts represent the fair market value of our Common Stock on December 31, 2017 multiplied by the number of restricted shares subject to accelerated vesting upon a change-in-control, as described above and under the heading “Compensation Discussion and Analysis, on the assumption that either such named executive officer would be terminated in connection with the change-in-control or the successor would not assume (or substitute replacement equity for) such restricted shares following the consummation of the change-in-control.

Principal Executive Officer Pay Ratio

We are disclosing the following pay ratio and supporting information, which compares the annual total compensation of our employees other than our Chief Executive Officer, Mike Steib (including full-time, part-time, seasonal and temporary employees) and the annual total compensation of Mr. Steib, as required by Section 953(b) of the Dodd-Frank Act.

For 2017, our last completed fiscal year:

•	The median of the annual total compensation of all employees of XO Group (other than our CEO) was $75,000; and
•	The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $2,931,429.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 35 to 1.

To determine the pay ratio, we took the following steps:

We determined that as of December 31, 2017, our employee population consisted of 741 individuals, located in the United States and China. This population consists of our full-time, part-time, temporary and seasonal employees.

We selected December 31, 2017 and the calendar year then ended as the determination date and measurement period, respectively, because they are recent periods for which employee census and compensation information are readily available. For our consistently applied compensation measure, we examined the total compensation (salary, including vested restricted stock, wages, and bonus) for the employees who were employed on December 31, 2017, as reflected in our payroll records and reported to the Internal Revenue Service on Form W-2 for 2017, or the equivalent form for our Chinese employees. Amounts paid in currencies other than US Dollars were converted into US Dollars at the prevailing exchange rate in effect on December 31, 2017. We believe that total compensation reflected in W-2 and equivalent reporting information for China is a better method to determine our median employee because the data is readily accessible to us and because a considerable number of our employees receive equity grants which vest annually and are reflected in reported total compensation.

In making this examination, we annualized the salary of all full-time employees hired in 2017 who did not work the entire year (110 employees). We further annualized the salary of all part-time employees for 2017 (5 employees). We did not make any other adjustments to the payroll data.

Once we identified the median employee, we then compared all elements of that employee’s 2017 compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K; the same methodology we used for our named executive officers in the 2017 Summary Compensation Table located elsewhere in this proxy statement, to comparable total compensation of our CEO in order to determine the ratio as shown above. We did not use any material estimates, assumptions, adjustments or statistical sampling to determine the worldwide median employee.

Please keep in mind that under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling. In addition, no two companies have identical employee populations or compensation programs, and pay, benefits and retirement plans differ by country even within the same company.

As such, our pay ratio pay not be comparable to the pay ratio reported by other companies.

Compensation of Directors for 2017

Our policies effective in 2017 for cash and equity compensation to our non-employee directors were as follows:

Initial Grant. Each non-employee director will receive a grant of 7,500 restricted shares of Common Stock upon initial appointment to the Board, which vest in three equal annual installments upon the director’s completion of each year of Board service over the three-year period measured from the grant date.

Annual Service Grant. Each non-employee director is also entitled to an annual service grant as follows: On the date of each Annual Meeting of Stockholders, each non-employee director who is to continue to serve as a non-employee Board member will receive a grant of restricted shares of Common Stock valued at $100,000, and our Chairman of the Board and Lead Independent Director will each receive an additional 5,000 restricted shares of Common Stock, in each case, which vest upon the director’s completion of one year of Board service measured from the grant date. The number of the restricted shares of Common Stock granted to the Company’s non-employee directors pursuant to the preceding sentence will be calculated based on the closing price of the Company’s Common Stock on the date of grant.

Annual Fee. Each non-employee director is paid an annual fee of $25,000 in quarterly installments paid in arrears.

Committee Service. In addition to the fee set forth above, the Chairperson of the Audit Committee is paid an annual fee of $10,000, and the Chairperson of each of the Compensation Committee and Nominating and Corporate Governance Committee is paid an annual fee of $5,000, as compensation for the additional responsibilities and duties of such positions. We also reimburse our directors for travel and other out-of-pocket costs incurred in connection with their attendance at meetings of the Board.

Except for the annual service grant described above, all elements of our director compensation program remained unchanged in 2017.

The following table sets forth information concerning the compensation for our non-employee directors for 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
David Liu	25,000	185,000	210,000
Charles Baker	40,000	100,000	140,000
Diane Irvine	30,000	100,000	130,000
Barbara Messing	25,000	100,000	125,000
Peter Sachse	25,000	100,000	125,000
Elizabeth Schimel	25,000	100,000	125,000
Michael Zeisser	25,000	185,000	210,000
(1)	Amounts represent annual fees.
(2)	Amounts represent the aggregate grant date fair value of service-based restricted stock awards computed in accordance with ASC Topic 718, and in accordance with SEC rules. At December 31, 2017, the number of unvested restricted shares of Common Stock outstanding with respect to such grants was: Mr. Liu, 10,903; Mr. Baker, 5,903; Ms. Irvine, 5,903; Ms. Messing, 5,903; Mr. Sachse, 5,903; Ms. Schimel, 5,903; and Mr. Zeisser, 10,903.

Stock Ownership Guidelines

In August of 2014, the Board adopted the following minimum stock ownership guidelines applicable for our directors. In May 2016, the Board amended the minimum stock ownership guidelines applicable for our directors to increase the number of shares to be held by each director as follows:

Each of our directors is required to own 10,000 shares of Common Stock by August 2017 or three years following the date of his or her appointment to the Board, whichever is later, and maintain such number of shares for the remainder of his or her directorship. In addition, each director will be required to own an additional 5,000 shares of Common Stock (an aggregate of 15,000 shares of Common Stock) by May 2019 or three years following the date of his or her appointment to the Board, whichever is later, and maintain such number of shares for the remainder of his or her directorship.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during the year ended December 31, 2017 were as follows: Ms. Irvine and Ms. Messing.

During 2017:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of XO Group or any of its subsidiaries;
•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which XO Group was a participant and the amount involved exceeded $120,000;
•	none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;
•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and
•	none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

On an ongoing basis, the Audit Committee is required by its charter to review all related party transactions (those transactions that are required to be disclosed in this Proxy Statement by SEC Regulation S-K, Item 404 and under NYSE rules), if any, for potential conflicts of interest, and all such transactions must be approved by the Audit Committee. The policies and procedures with respect to such review are not in writing other than the requirement for such review pursuant to the Audit Committee charter. As stated in the charter, the Audit Committee believes that its policies and procedures with respect to such review should remain flexible in order to best react to changing conditions and circumstances.

Macy’s, Inc.

Peter Sachse served as one of our directors from October 2006 through April 2007, and as an observer on our Board from April 2007 to February 2010. In February 2010, Mr. Sachse was again appointed as a director and currently serves in that role. In August 2014, Mr. Sachse joined the Audit Committee of our Board. Mr. Sachse had been employed by Macy’s, Inc. until January 30, 2017.

For the year ended December 31, 2017, our consolidated revenues from Macy’s, Inc. were approximately $5.8 million.

Carley Roney Brand Ambassador Agreement

Under a letter agreement, dated December 16, 2014 (the “letter agreement”), between the Company and our former Chief Content Officer and cofounder, Carley Roney, the spouse of David Liu, our Chairman of the Board, the Company agreed, among other things, to reimburse Ms. Roney for her continued medical insurance monthly premiums for up to twenty-four months following the date of her separation from being a Company employee. In addition, Ms. Roney also agreed that the Name and Likeness Licensing Agreement previously entered into (and amended) by the letter agreement (the “licensing agreement”) continue in effect, but also be amended to add Ms. Roney’s agreement to serve as the non-employee Brand Ambassador of the Company and in other advisory capacities. As amended, the licensing agreement also provided that: (x) Ms. Roney would serve as Brand Ambassador, with such duties as may be reasonably requested by the Company, including making at least 12 appearances per year for the benefit of the Company and performing such other similar duties, for an initial term of two years, subject to annual extensions by the Company; (y) the annual fee being paid to Ms. Roney, which effective January 1, 2015 was $100,000, would be compensation for all duties Ms. Roney performed as Brand Ambassador; and (y) for so long as Ms. Roney continued to serve as Brand Ambassador, she would continue to vest, on the same service-vesting schedule, in the 37,500 shares of her restricted Common Stock that otherwise would have become vested through March 6, 2017, if she had continued as an employee of the Company. The agreement further provided that if the Company terminates Ms. Roney’s services as Brand Ambassador other than, generally, due to her material breach of the amended licensing agreement, she would continue to receive payment of the annual fee until the end of, and become immediately vested in any then outstanding shares of restricted Common Stock that would have become vested during, the applicable term of the agreement (i.e., either the initial two-year term or the one-year renewal term). If Ms. Roney terminates her services as Brand Ambassador, all payments otherwise due to her would cease. In fiscal year 2017, we paid Ms. Roney a total of $100,000. We provided notice in September 2017 of our intent not to extend the agreement for an additional term and the agreement subsequently expired on December 31, 2017.

Ally Financial Advertising Agreement

On February 2, 2018, we entered into an insertion order subject to our standard terms and conditions with Ally Financial, through their advertising agency Spark Media in an aggregate amount of $749,000. Mike Steib, our Chief Executive Officer and a Director also serves as a Director of Ally Financial.

Indemnification of our Officers and Directors

Our Certificate of Incorporation eliminates, subject to certain exceptions, directors’ personal liability to us or our stockholders for monetary damages for breaches of fiduciary duties. The Certificate of Incorporation does not, however, eliminate or limit the personal liability of a director for (1) any breach of the director’s duty of loyalty to us or our stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we shall indemnify our directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law, and may indemnify our other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and officers. The indemnification agreements contain provisions that require us, among other things, to indemnify our directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as our directors or executive officers or other entities to which they provide service at our request and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. We have obtained an insurance policy covering our directors and officers for claims that such directors and officers may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of our outstanding Common Stock as of April 2, 2018, by:

•	each person or group of affiliated persons whom we know to beneficially own more than five percent of our Common Stock;
•	each of our “Named Executive Officers,” who are the executive officers named in the “Summary Compensation Table” of this Proxy Statement;
•	each of our directors and director nominees; and
•	all of our directors and executive officers as a group.

The following table gives effect to the shares of Common Stock issuable within 60 days of April 2, 2018 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares of Common Stock beneficially owned by such person or group by the sum of the 25,914,001 shares of Common Stock outstanding on April 2, 2018 plus the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days after April, 2018. Unless otherwise indicated, the persons named in the table directly own the shares and have sole voting and sole investment power with respect to all shares beneficially owned. All shares of restricted Common Stock may be voted by a holder, whether or not vested.

Name and Address	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
5% Stockholders
BlackRock, Inc.(1)	3,120,525	11.82%
ArrowMark Colorado Holdings LLC(2)	1,576,787	5.97%
Renaissance Technologies LLC(3)	1,532,200	5.80%
The Vanguard Group(4)	1,488,768	5.64%
Dimensional Fund Advisors LP(5)	1,349,765	5.11%
Named Executive Officers and Directors
David Liu(6)	513,612	1.95%
Michael Steib(7)	587,032	2.22%
Gillian Munson(8)	255,174	*
Nic Di Iorio(9)	209,599	*
Paul Bascobert(10)	81,030	*
Charles Baker	50,533	*
Diane Irvine	22,053	*
Barbara Messing	26,553	*
Peter Sachse	24,553	*
Elizabeth Schimel	27,053	*
Michael Zeisser	47,053	*
All Directors and Executive Officers as a group (11 persons)	1,844,265	6.99%
*	Less than 1%.
(1)	Based solely on our review of a Schedule 13G/A filed with the SEC on January 19, 2018 by BlackRock, Inc. The Schedule 13G/A states that BlackRock, Inc. has the sole power to vote 3,067,160 shares and the sole power to dispose of 3,120,525 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.
(2)	Based solely on our review of a Schedule 13G filed with the SEC on February 9, 2018 by ArrowMark Colorado Holdings LLC. The Schedule 13G states that ArrowMark Colorado Holdings LLC has the sole power to vote 1,576,787 shares and the sole power to dispose of 1,576,787 shares. The address of ArrowMark Colorado Holdings LLC is 100 Fillmore Street, Suite 325, Denver, CO 80206.
(3)	Based solely on our review of a Schedule 13G/A filed with the SEC on February 14, 2018 by Renaissance Technologies LLC. The Schedule 13G states that Renaissance Technologies LLC has the sole power to vote 1,532,200 shares and the sole power to dispose of 1,532,200 shares. The address of Renaissance Technologies LLC is 800 Third Avenue, New York, New York 10022.

(4)	Based solely on our review of a Schedule 13G filed with the SEC on February 9, 2018 by Vanguard Group Inc. The Schedule 13G states that Vanguard Group Inc. has the sole power to vote 42,389 shares and the sole power to dispose of 1,445,715 shares. The address of Vanguard Group Inc. is PO Box 2600, V26, Valley Forge, PA 19482-2600.
(5)	Based solely on our review of a Schedule 13G filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP. The Schedule 13G states that Dimensional Fund Advisors LP has the sole power to vote 1,278,742 shares and the sole power to dispose of 1,349,765 shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin TX 78746.
(6)	Includes 20,237 shares that are owned of record by Mr. Liu’s spouse.
(7)	Includes 117,584 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days. Also includes 300,754 shares of Common Stock issuable upon exercise of options that are presently exercisable or exercisable within 60 days.
(8)	Includes 64,000 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days. Also includes 107,808 shares of Common Stock issuable upon exercise of options that are presently exercisable or exercisable within 60 days.
(9)	Includes 30,684 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days. Also includes 45,537 shares of Common Stock issuable upon exercise of options that are presently exercisable or exercisable within 60 days.
(10)	Includes 44,922 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days. Also includes 32,001 shares of Common Stock issuable upon exercise of options that are presently exercisable or exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of (1) the copies of such reports furnished to us and (2) the written representations received from one or more of such reporting persons or entities that no annual Form 5 reports were required to be filed by them for 2017, we believe that, during 2017, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were satisfied in a timely manner.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholder proposals that are intended to be presented at our Annual Meeting of Stockholders to be held in 2019 must be received by us no later than December 13, 2018, if such proposals are to be included in the Proxy Statement and related proxy materials relating to that meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended. In addition, under our Bylaws, any proposal for consideration at our Annual Meeting of Stockholders to be held in 2019 submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is received by XO Group’s Secretary at our principal executive offices between the close of business on January 24, 2019 and the close of business on February 23, 2019, and is otherwise in compliance with the requirements set forth in our Bylaws, which can be accessed in the “Investor Relations—Corporate Governance” section of our corporate website at www.xogroupinc.com.

ANNUAL REPORT

We filed an Annual Report on Form 10-K for the year ended December 31, 2017 with the Securities and Exchange Commission on March 2, 2018. Stockholders may obtain a copy of this report, without charge, upon written request, by writing to Investor Relations at our executive offices, which are located at 195 Broadway, 25th Floor, New York, New York 10007. The Annual Report is also available through our corporate website at www.xogroupinc.com. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

In order to reduce printing and postage costs, only one Annual Report or Proxy Statement, as applicable, will be mailed to multiple stockholders sharing an address unless we receive contrary instructions from one or more of the stockholders sharing an address. This practice is commonly referred to as “householding.” If your household has received only one Annual Report and one Proxy Statement, we will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to Investor Relations at our executive offices, which are located at 195 Broadway, 25th Floor, New York, New York 10007, or calls (212) 219-8555 and requests such a delivery. If your household is receiving multiple copies of our annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to Investor Relations at our executive offices, which are located at 195 Broadway, 25th Floor, New York, New York 10007, or call (212) 219-8555 with such a request.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by us under those statutes, the Compensation Committee Report, the Audit Committee Report, references to the Audit Committee charter and references to the independence of the Audit Committee members are not deemed filed with the Securities and Exchange Commission, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes, except to the extent that we specifically incorporate such information by reference into a previous or future filing, or specifically request that such information be treated as soliciting material, in each case under those statutes. Our website address provided in this Proxy Statement is not intended to function as a hyperlink, and the information on our website is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.

OTHER MATTERS

The Board knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying Proxy to vote the shares represented thereby on such matters in accordance with their best judgment. Discretionary authority with respect to such other matters is granted by the execution of the accompanying Proxy.

YOUR VOTE IS IMPORTANT. OUR BOARD URGES YOU TO VOTE VIA INTERNET; TELEPHONE; BY MARKING, DATING, SIGNING AND RETURNING A PROXY CARD IF YOU RECEIVE YOUR PROXY MATERIALS BY U.S. MAIL; OR BY ATTENDING OUR ANNUAL MEETING IN PERSON ON MAY 24, 2018.

APPENDIX A

NON-GAAP RECONCILIATION

Free cash flow, Adjusted EBITDA, EBITDA, Revenue as adjusted, and EBITDA as adjusted are non-GAAP financial measures that exclude certain items. A reconciliation of such non-GAAP financial measures is provided below.

Free cash flow represents GAAP net cash provided by operations, less capital expenditures.

Adjusted net income represents GAAP net income, adjusted for items that impact comparability, which may include: (1) asset impairment charges, (2) executive separation and other severance charges, (3) impact of U.S. tax reform and non-recurring foreign taxes, interest and penalties, (4) costs related to exit activities, and (5) other items affecting comparability during the period.

Adjusted EBITDA represents GAAP net income from operations adjusted for items that impact comparability, which may include: (1) depreciation and amortization, (2) stock-based compensation expense, (3) asset impairment charges, and (4) other items affecting comparability during the period.

EBITDA is a non-GAAP measure that represents GAAP net income (loss) adjusted to exclude, if applicable: (1) income tax expense (benefit), (2) depreciation and amortization, and (3) interest and other income (expense), net.

For purposes of our compensation plans:

Revenue as adjusted and EBITDA as adjusted exclude the impact of any acquisitions, investments or divestitures which require the Company to apply a relevant FASB Accounting Standards Codification (“ASC”), based upon approved projections and in conformity with the provisions of such ASC, or alternatively may be adjusted and/or pro-rated by the Committee for such events to the extent consistent with Code Section 162(m).

The tables below provide reconciliations between the non-GAAP financial measures discussed above to the comparable U.S. GAAP measures (in thousands, except for per share data):

Free Cash Flow Reconciliation For the Year Ended December 31, 2017
Net cash provided by operating activities	$24,799
Less: Capital expenditures	(5,569)
Free cash flow	$19,230

	2017			2016
	GAAP Actual	Adjustments	Non GAAP Results	GAAP Actual	Adjustments	Non GAAP Results
Adjusted Net Income
Revenue	$160,556	$—	$160,556	$152,116	$—	$152,116
Cost of revenues	10,524	—	10,524	9,754	—	9,754
Operating expenses
Product and content development	45,180	—	45,180	43,874	—	43,874
Sales and marketing	53,093	—	53,093	49,738	—	49,738
General and administrative	30,797	(200)[a]	30,597	24,494	—	24,494
Depreciation and amortization	6,772	—	6,772	6,390	—	6,390
Total operating expenses	135,842	(200)	135,642	124,496	—	124,496

Income from operations	14,190	200	14,390	17,866	—	17,866

Interest and other income (expense), net	612	—	612	146	—	146
(Loss)/gain in equity interest	(1,243)	1,032 [a]	(211)	(328)	—	(328)
Income tax expense/(benefit)	8,025	(3,030)[b]	4,995	5,564	—	5,564
Net income	$5,534	$4,262	$9,796	$12,120	$—	$12,120

Adjusted EBITDA Reconciliation

Operating income	$14,190	$200	$14,390	$17,866	$—	$17,866
Depreciation and amortization	6,772	—	6,772	6,390	—	6,390
Stock-based compensation expense	7,843	—	7,843	8,359	—	8,359
Adjusted EBITDA	$28,805	$200	$29,005	$32,615	$—	$32,615
a.	Adjusted loss in equity interests excludes the other-than-temporary impairment that reduced the carrying value of our equity investment in Jetaport, Inc. to zero. In addition, general and administrative operating expenses excludes bad debt expense associated with a loan previously made to Jetaport, Inc.
b.	In 2017, income tax expense includes approximately $3.0 million related primarily to the revaluation of certain deferred tax assets in conjunction with the U.S. Tax Cuts and Jobs Acts of 2017.

For purposes of our compensation plans:

Revenue as adjusted and EBITDA as adjusted Reconciliation

For the Year Ended December 31, 2017
(in thousands)
Net income	$9,796
Provision for income taxes	4,995
Interest and other expense (income), net	(612)
Depreciation and amortization	6,772
EBITDA	20,951

Adjustments:
Stock-based compensation expense	7,843
Loss in equity interests	211
Total adjustments	8,054

Adjusted EBITDA, as reported	29,005

Stock-based compensation expense	7,843
Acquisition and other adjustments	(27)
Total compensation-based adjustments	7,816

EBITDA as adjusted for compensation plans	$21,189

Revenue	$160,556

Adjustments:
Acquisition and other adjustments	(1,994)

Revenue as adjusted for compensation plans	$158,562

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following nominees:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Diane Irvine　　02 Barbara Messing　　03 Michael Steib

The Board of Directors recommends you vote FOR proposals 2 and 3.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000367659_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report is/are available at www.proxyvote.com

XO GROUP INC.
Annual Meeting of Stockholders
May 24, 2018 9:00 AM EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael Steib and Gillian Munson, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of XO GROUP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 9:00 AM, EDT on 5/24/2018, at the Offices of Proskauer Rose LLP, Eleven Times Square, New York, NY 10036 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000367659_2 R1.0.1.17